++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                                   Filed Pursuant to Rule 424(A)
                                                      Registration No. 333-90111

                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 1999

                                4,000,000 Shares

                       [LOGO OF CLARENT(TM) CORPORATION]

                                  Common Stock

                                   --------

  We are selling 2,837,500 shares of common stock and the selling stockholders are selling 1,162,500 shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

  The underwriters have an option to purchase a maximum of 600,000 additional shares, of which 512,500 shares are from us and 87,500 shares are from some of the selling stockholders, to cover over-allotments of shares.

  Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "CLRN." On November 1, 1999, the last reported sale price for our common stock was $92.50 per share.

  Investing in our common stock involves risks. See "Risk Factors" on page 8.

                                                       Underwriting             Proceeds to
                                             Price to  Discounts and  Proceeds    Selling
                                              Public    Commissions  to Clarent Stockholders
                                            ---------  ------------- ---------- ------------
Per Share..................................    $            $           $           $
Total......................................   $            $           $           $

  Delivery of the shares of common stock will be made on or about     , 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                   Robertson Stephens

                                  Thomas Weisel Partners LLC

                                                      U.S. Bancorp Piper Jaffray

                      This prospectus is dated     , 1999.

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary...................   4
Risk Factors.........................   8
Use of Proceeds......................  18
Dividend Policy......................  18
Price Range of Common Stock..........  18
Capitalization.......................  19
Dilution.............................  20
Selected Consolidated Financial
 Data................................  21
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................  22
Business.............................  34

                                       Page
                                       ----
Management...........................   47
Certain Transactions.................   56
Principal and Selling Stockholders...   57
Description of Capital Stock.........   59
Shares Eligible for Future Sale......   61
Underwriting.........................   62
Notice to Canadian Residents.........   63
Legal Matters........................   64
Experts..............................   64
Where You Can Find More Information..   64
Index to Consolidated Financial
 Statements..........................  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   "Clarent" is a registered trademark and the Clarent logo and the Clarent Command Center are trademarks of Clarent Corporation in the United States and other jurisdictions. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the Consolidated Financial Statements and the related Notes before making an investment decision.

                              Clarent Corporation

   We are a leading provider of Internet protocol or IP telephony systems. IP telephony systems permit the simultaneous transmission of voice, fax and data over the Internet and similar communications networks. Using our technology to simultaneously transmit voice, fax and data, our customers are able to more efficiently and cost-effectively use the available capacity of their networks. Our existing customers are service providers, including traditional, local, international and wholesale long distance telephone companies, as well as new telecommunications service providers. In addition, we have recently begun selling to enterprises. The IP telephony market is relatively new. Less than 1% of all voice calls worldwide are currently transmitted using IP telephony. According to Frost & Sullivan, between 1997 and 2002, the number of call minutes, including voice, fax and data, transmitted using IP telephony is expected to have a compound annual growth rate of 325%.

   IP telephony technology and the technology used by traditional telephone services differ fundamentally in the way the information travels from point to point through their networks. Using IP telephony, a dedicated connection, or circuit, between the callers is not required. Instead, the caller's voice is divided into numerous small packages of information called packets. These packets are sent over the network intermixed with other packets of data, such as fax, email or Internet content, to be reassembled at the destination of the call. In contrast, traditional telephone technology requires that a circuit between the callers be established and maintained during the length of the call, and voice, fax and data cannot be transmitted simultaneously over this circuit.

   Using our IP telephony product, the Clarent system, service providers and enterprises that manage their own telephony services can deliver a level of voice quality that is indistinguishable from the voice quality over the traditional telephone system. In addition, the Clarent system enables the simultaneous transmission of voice, fax and data. The Clarent system features a modular architecture that permits our customers to add new product and service features without extensive product cost or development time. Based on publicly available data provided by large telecommunications service providers, we believe our modular architecture enables the provision of new and existing communications services at a lower cost than the provision of communications services by traditional telephone companies.

   The Clarent system consists of three distinct components:

  . the Clarent Gateway, an integrated hardware and software product that includes network server software that is based on industry standards;

  . the Clarent Command Center, a proprietary client/server software package;
    and

  . a relational database, which is supplied by a third party.

   The Clarent Gateway converts voice, fax and data into packets that can be transmitted over an IP network, then converts them back into a form recognized by the traditional telephone system. The Clarent Command Center is the software that processes the data stored in the third-party relational database. The Clarent Command Center supports all network management and administration functions, including the routing and pricing of calls, authentication of callers and billing, as well as network diagnostic and maintenance functions.

   Our products enable service providers and enterprises to deliver IP telephony services to end user customers who can continue to use their existing telephones. Since our products are integrated by telephone companies and other service providers into systems that take calls from the traditional telephone system and send these calls over the Internet and similar communications networks before returning these calls to the traditional telephone system, the use of IP telephony is transparent to end user customers.

   Our strategic objective is to be the leading provider of comprehensive IP telephony solutions to telecommunications service providers worldwide.

   Key elements of our strategy include:

  . provide the core technology enabling the delivery of a broad range of IP telephony services;

  . increase our penetration of the service provider market;

  . target key growth markets worldwide;

  . promote strategic relationships between our customers;

  . extend our technology leadership position; and

  . deliver added value through customer support and services.

   We began commercial shipment of the Clarent system in March 1997. As of September 30, 1999, we had shipped the Clarent system to approximately 160 telecommunications service providers in 55 countries worldwide. The Clarent system has been installed in some of the world's leading service provider networks, including those of AT&T Corporation, China Telecom, Chunghwa Telecom (Taiwan), Ji Tong Communications Co., Ltd. (the People's Republic of China), KDD (Japan), Korea Telecom (South Korea), Pacific Gateway Exchange (United States), Singapore Telecom, Star Telecom (United States), Telstra (Australia) and Telia Telecom (Sweden). In 1998, sales to these customers represented approximately 48% of our $14.6 million in revenue. As of September 30, 1999, we had an accumulated deficit of $35.4 million.

   We were originally incorporated under the name NetiPhone, Incorporated in California in July 1996. We changed our name to Clarent Corporation in May 1997, and we reincorporated in Delaware in June 1999. Our headquarters are located at 700 Chesapeake Drive, Redwood City, California 94063, and our telephone number is (650) 306-7511. The address of our web site is "www.clarent.com." Information contained on our web site should not be considered a part of this prospectus.

                                  The Offering

Common stock offered by Clarent...  2,837,500 shares
Common stock offered by the
 selling stockholders.............  1,162,500 shares
Common stock to be outstanding
 after this offering.............. 30,457,659 shares(1)
Use of proceeds................... We intend to use the estimated proceeds for working capital and general corporate
                                   purposes, including increased research and
                                   development, sales and marketing and
                                   general and administrative expenditures. We
                                   may also use a portion of the proceeds for
                                   acquisitions of products and technologies
                                   or for strategic alliances. We will not
                                   receive any proceeds from the shares sold
                                   by the selling stockholders.
Nasdaq National Market symbol..... CLRN

--------
(1) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 1999, and does not include the following:

  . 7,934,275 shares subject to options outstanding as of September 30, 1999, at a weighted average exercise price of $3.75 per share;

  . 1,305,750 shares reserved for future issuance under our 1999 amended and restated equity incentive plan; and the number of shares reserved for issuance under this plan can increase on January 31 of each year through the year 2004 by an amount equal to 2 1/2% of the number of outstanding shares on the last trading day of each preceding calendar year;

  . 600,000 shares reserved for issuance under our 1999 employee stock purchase plan;

  . 300,000 shares reserved for issuance under our 1999 non-employee directors' stock option plan; and

  . 3,000 shares issuable upon the exercise of an outstanding warrant at an exercise price of $15.00 per share.

                                ----------------

   Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data
                    (in thousands, except per share amounts)

                                                    Year ended       Nine months ended
                               Period from         December 31,        September 30,
                         July 2, 1996 (inception) ----------------  --------------------
                           to December 31, 1996    1997     1998       1998       1999
                         ------------------------ -------  -------  ----------- --------
                                                                    (unaudited)
Consolidated Statement
 of Operations Data:
 Net revenue............         $    --          $ 3,359  $14,647    $ 8,748   $ 29,245
 Cost of revenue........              --            1,189    6,653      3,645     12,862
                                 -------          -------  -------    -------   --------
 Gross profit...........              --            2,170    7,994      5,103     16,383
 Operating expenses:
  Research and
   development..........             136            1,044    3,356      2,081      6,023
  Sales and marketing...              --            2,046    7,099      4,705     16,166
  General and
   administrative.......             140              639    2,484      1,500      4,402
  Amortization of
   compensation.........              --               --      879        421     17,543
  Settlement expense....              --              570       --         --         --
                                 -------          -------  -------    -------   --------
   Total operating
    expenses............             276            4,299   13,818      8,707     44,134
                                 -------          -------  -------    -------   --------
 Loss from operations...            (276)          (2,129)  (5,824)    (3,604)   (27,751)
 Other income (expense),
  net...................              --               70       32        (49)       569
                                 -------          -------  -------    -------   --------
 Loss before income
  taxes.................            (276)          (2,059)  (5,792)    (3,653)   (27,182)
 Provision for income
  taxes.................              --               --      (40)         3        (83)
                                 -------          -------  -------    -------   --------
 Net loss...............         $  (276)         $(2,059) $(5,832)   $(3,650)  $(27,265)
                                 =======          =======  =======    =======   ========
 Historical basic and
  diluted net loss per
  share(1)..............             N/A          $ (2.14) $ (1.65)   $ (1.18)  $  (2.17)
                                 =======          =======  =======    =======   ========
 Shares used to compute
  historical basic and
  diluted net loss per
  share(1)..............              --              962    3,544      3,099     12,543
                                 =======          =======  =======    =======   ========
 Pro forma basic and
  diluted net loss per
  share(1)..............                                   $ (0.42)   $ (0.28)  $  (1.24)
                                                           =======    =======   ========
 Shares used to compute
  pro forma basic and
  diluted net loss per
  share(1)..............                                    14,048     12,877     21,951
                                                           =======    =======   ========

                                                            September 30, 1999
                                                          ----------------------
                                                          Actual  As Adjusted(2)
                                                          ------- --------------
Consolidated Balance Sheet Data:
 Cash, cash equivalents and short-term investments....... $57,575    $308,275
 Working capital.........................................  56,342     307,042
 Total assets............................................  90,829     341,529
 Long term portion of debt...............................      91          91
 Total stockholders' equity..............................  67,179     317,879

--------
(1) See Note 12 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.
(2) Adjusted to reflect the sale of 2,837,500 shares of common stock by Clarent in this offering, at an assumed offering price of $92.50 per share and the application of the estimated net proceeds after deducting the underwriting discounts and commissions and our estimated offering expenses.

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business operations. If any of the following risks occurs, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We have a limited operating history, which makes it difficult to evaluate our prospects.

   We are an early-stage company in the emerging IP telephony market. We were founded in July 1996 and have not generated significant revenue to date. Because of our limited operating history, we have limited insight into trends that may emerge in our market and affect our business. The revenue and income potential of the IP telephony market, and our business in particular, are unproven. As a result of our limited operating history, we have limited financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market.

Unless we generate significant revenue growth, our increasing expenses and negative cash flow will significantly harm our financial position.

  As of September 30, 1999, we had an accumulated deficit of $35.4 million. We expect to incur operating losses for the foreseeable future, and these losses may be substantial. Further, we expect to incur negative operating cash flow in the future. We expect to continue to increase capital expenditures and our research and development, sales and marketing and general and administrative expenses. We will need to generate significant revenue growth to achieve profitability and positive operating cash flow. Even if we do achieve profitability and positive operating cash flow, we may not be able to sustain or increase profitability or positive operating cash flow on a quarterly or annual basis.

   We have experienced operating losses in each quarterly and annual period since inception. The following table shows our operating losses for the periods indicated:

   Period                                                         Operating Loss
   ------                                                         --------------
   July 2, 1996 (inception) to December 31, 1996.................  $  (276,000)
   Year ended December 31, 1997..................................   (2,129,000)
   Year ended December 31, 1998..................................   (5,824,000)
   Nine months ended September 30, 1999..........................  (27,751,000)

Our operating results are volatile, and an unanticipated decline in revenue may disproportionately affect our net income or loss in a quarter.

   Our quarterly and annual operating results have varied significantly in the past and will likely vary significantly in the future. As a result, our future operating results are difficult to predict. Further, we incur expenses in significant part on our expectations of our future revenue. As a result, we expect our expense levels to be relatively fixed in the short run. Therefore, an unanticipated decline in revenue for a particular quarter may disproportionately affect our net income (loss) in that quarter.

   Any of the above factors could harm our business, financial condition and results of operations. We believe that period-to-period comparisons of our results of operations are not meaningful, and you should not rely upon them as indicators of our future performance.

If we do not reduce costs, introduce new products or increase sales volume, our gross margin may decline.

   We have experienced significant erosion in the average selling prices of our products due to a number of factors, including competitive pricing pressures, rapid technological change and sales discounts. We anticipate that the average selling prices of our products will decrease and fluctuate in the future in response to the same factors. Therefore, to maintain or increase our gross margin, we must develop and introduce new products and product enhancements on a timely basis. We must also continually reduce our costs of production. As our average selling prices decline, we must increase our unit sales volume to maintain or increase our revenue. To date, the erosion in the average selling prices has not had a material affect on our business. However, we cannot be certain that the erosion in the average selling prices will not affect our business in the future. If our average selling prices decline more rapidly than our costs of production, our gross margin will decline, which could seriously harm our business, financial condition and results of operations.

Our markets are highly competitive, and we cannot assure you that we will be able to compete effectively.

   We compete in a new, rapidly evolving and highly competitive and fragmented market. We expect competition to intensify in the future. We cannot assure you that we will be able to compete effectively. We believe that the main competitive factors in our market are product quality, features, cost and customer relationships. Our current principal competitors include 3Com Corporation, Cisco Systems, Inc., Lucent Technologies Inc., Nortel Networks Corporation and VocalTec Communications, Ltd. Many of our large competitors have stronger relationships with service providers than we do. In addition, they may be able to compete more effectively because they will be able to add IP telephony features to their existing equipment or bundle these features as part of a broader solution. According to one industry source, our market share in the IP telephony equipment market, as measured by ports shipped, fell from 16.7% in 1998 to 4.0% in the first half of 1999. We also expect that other companies may enter our market with better products and technologies.

   We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. To be competitive, we must continue to invest significant resources in research and development, sales, marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition is likely to result in price reductions, reduced gross margin and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

Our future ability to generate sales depends on the interoperability of our products with those of other vendors.

   While our products currently connect to the traditional system using standard interfaces, an increasing number of our customers have requested that our products interoperate with competing IP telephony products from other vendors. The interoperability standards for IP telephony equipment are evolving. We have initial interoperable solutions. If we are unable to provide or maintain our customers' interoperable solutions with other vendors' products, they may seek vendors who provide greater product interoperability. This could seriously harm our business, financial condition and results of operations.

If we lose key personnel, we may not be able to successfully operate our business.

   Our future success depends, in large part, on our ability to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, sales personnel and marketing personnel, may seriously harm our business, financial condition and results of operations. We will need to expand our sales operations and marketing operations in order to increase market awareness of our products and generate increased revenue. New sales personnel and marketing personnel will require training and take time to achieve full productivity. In addition, the design and installation of IP telephony solutions can be complex. Accordingly, we need highly trained professional services and customer support personnel. We currently have a small professional services and customer support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. Competition for personnel is intense, especially in the San Francisco Bay Area where we maintain our headquarters. We cannot be certain that we will successfully attract and retain additional qualified personnel. In addition, our key person life insurance policy, covering some of our key employees, may be insufficient to cover the costs associated with the loss of one of these employees.

Our failure to manage our rapid growth effectively could negatively affect our results of operations.

   Since we began commercial shipment of our products in March 1997, we have experienced a period of rapid growth and expansion that is significantly straining all of our resources. From September 30, 1998 to September 30, 1999, the number of our employees increased from approximately 70 to 230. We expect our anticipated growth and expansion to continue to place strain on our management, operational and financial resources. Our inability to manage growth effectively could seriously harm our business, financial condition and results of operations. We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned operational systems, procedures and controls may not be adequate to support our future operations. Delays in the implementation of new systems or operational disruptions when we transition to new systems would impair our ability to accurately forecast sales demand, manage our product inventory and record and report financial and management information on a timely and accurate basis.

The IP telephony alternative may not achieve widespread acceptance, which could cause our business to fail.

   The IP telephony market is relatively new and evolving rapidly. Less than 1% of all voice calls worldwide are currently transmitted over IP-based data networks. Our ability to increase revenue in the future depends on some of both existing and future circuit-switched telephone network calls moving to IP-based data networks. The use of IP telephony for voice calls might be hindered by the:

  . reluctance of service providers that have invested substantial resources in the existing telephone network infrastructure to replace or expand their current networks with this new technology; and

  . lack of partnerships between service providers, keeping them from having global IP telephony network coverage.

   Accordingly, in order to achieve commercial acceptance, we will have to educate prospective customers, including large, established telecommunications companies, about the benefits and uses of IP telephony solutions in general, our products in particular, and the need to partner with other IP telephony service providers to extend the coverage of their networks. If these efforts fail or if IP telephony does not achieve commercial acceptance, our business, financial condition and results of operations could be seriously harmed.

Our inability to introduce new products and product enhancements could prevent us from increasing revenue.

   We expect that the IP telephony market will be characterized by rapid technological change. We also expect that the increased use of IP telephony will require us to rapidly evolve and adapt our products to remain competitive. The successful operation of our business depends on our ability to develop and introduce new products and product enhancements that respond to technological changes or evolving industry standards on a timely and cost-effective basis. We cannot be certain that we will successfully develop and market these types of products and product enhancements. Our failure to produce technologically competitive products in a cost-effective manner and on a timely basis will seriously harm our business, financial condition and results of operations.

Future regulation or legislation could restrict our business or increase our cost of doing business.

   At present there are few laws or regulations that specifically address access to or commerce on the Internet, including IP telephony. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on our business, financial condition and results of operations. Regulation may be targeted towards, among other things, assessing access or settlement charges, imposing tariffs or imposing regulations based on encryption concerns or the characteristics and quality of products and services, which could restrict our business or increase our cost of doing business. The increasing growth of the IP telephony market and popularity of IP telephony products and services heighten the risk that governments will seek to regulate IP telephony and the Internet. In addition, large, established telecommunications companies may devote substantial lobbying efforts to influence the regulation of the IP telephony market, which may be contrary to our interests.

We depend on new entrants in the service provider market to generate a portion of our revenue and our operating results may be harmed if these new entrants are not commercially viable.

   We expect to generate a portion of our revenue from new entrants in the telecommunications service provider market. Failure to generate revenue from these new entrants could have a negative impact on our business. Examples of these service providers include traditional, local, international and wholesale long distance companies, competitive local exchange carriers and Internet telephony service providers. Many of these new entrants are still building their infrastructures and rolling out their services. We cannot guarantee that any of these companies will achieve commercial viability. Given that these new entrants may be start-up operations with uncertain financial resources, we cannot be sure that these new entrants will be able to pay their obligations to us for purchase of our products on a timely basis, or at all. Some of our new entrant customers have been late in making payments to us. To date, late payments from our customers have not significantly impacted our operations. However, we cannot be certain that late payments from our customers will not impact our operations in the future. The failure of these companies to achieve commercial viability or pay their obligations to us would, in turn, seriously harm our business, financial condition and results of operations.

A loss of one or more of our key customers could cause a significant decrease in our net revenue.

   We have historically derived the majority of our revenue from a small number of customers, particularly various entities within AT&T. In 1998 entities affiliated with AT&T Corporation accounted for 36% of our net revenue and Technet International accounted for 12% of our net revenue. For the nine months ended September 30, 1999, entities affiliated with AT&T Corporation accounted for 16% of our net revenue and entities affiliated with Ji Tong Communications accounted for 15% of our net revenue. None of our customers is obligated to purchase additional products or services. Accordingly, we cannot be certain that present or future customers will not terminate their purchasing arrangements with us or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could seriously harm our business, financial condition and results of operations.

We may not be able to expand our direct sales and distribution channels, which would harm our ability to generate revenue.

   We believe that our future success is dependent upon our ability to expand our direct sales force and establish successful relationships with a variety of international distribution partners. To date, we have entered into agreements with only a small number of distribution partners that accounted for approximately 18% of net revenue for 1998 and 17% of net revenue for the nine months ended September 30, 1999. These distribution agreements typically may be terminated without cause upon 90 days notice. We cannot be certain that we will be able to reach agreement with additional distribution partners on a timely basis or at all, or that these distribution partners will devote adequate resources to marketing, selling and supporting our products. We must successfully manage our distributor relationships. In 1997 we settled a dispute with one of our distributors at a cost to us of $570,000, plus future specified discounts. We cannot guarantee that we will successfully manage our distributor relationships in the future. Our inability to generate revenue from distribution partners may harm our business, financial condition and results of operations.

Sales to customers based outside the United States have historically accounted for a significant portion of our revenue, which exposes us to risks inherent in international operations.

   International sales represented approximately 94% of net revenue in 1997, 48% in 1998 and 52% for the nine months ended September 30, 1999. Our international operations are subject to a variety of risks associated with conducting business internationally any of which could seriously harm our business, financial condition and results of operations. These risks include:

  . greater difficulty in accounts receivable collections;

  . import or export licensing and product certification requirements;

  . tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

  . potential adverse tax consequences, including restrictions on repatriation of earnings;

  . fluctuations in currency exchange rates;

  . seasonal reductions in business activity in some parts of the world;

  . unexpected changes in regulatory requirements;

  . burdens of complying with a wide variety of foreign laws, particularly with respect to intellectual property and license requirements;

  . difficulties and costs of staffing and managing foreign operations;

  . political instability;

  . the impact of recessions in economies outside of the United States; and

  . limited ability to enforce agreements, intellectual property and other rights in some foreign countries.

We may not be able to expand our international operations, which would reduce our ability to increase revenue.

   We currently have offices in Belgium, France, Germany, Japan, the People's Republic of China, South Korea, Spain, Taiwan, the United Kingdom and the United States. We intend to expand the scope of our international operations, which will require us to enhance our communications infrastructure and may include the establishment of overseas assembly operations. If we are unable to expand our international operations effectively and quickly, we may be unable to successfully market, sell, deliver and support our products internationally.

Our sales cycle is typically long and unpredictable, causing us to incur expenditures prior to the receipt of orders.

   We incur research and development, and sales and marketing, including customer support, expenditures prior to receiving orders for our products from any given customer. The length of the sales cycle with a particular customer is influenced by a number of factors, including:

  . a customer's experience with sophisticated telecommunications equipment, such as our product;

  . the particular telecommunications market that the customer serves; and

  . the cost of purchasing our product, including the cost of converting from installed equipment, which may be significant.

Before we receive orders, our customers typically test and evaluate our products for a period of months or, in some cases, over a year.

   We cannot be certain that the sales cycle for our products will not lengthen in the future. In addition, the emerging and evolving nature of the IP telephony market may cause prospective customers to delay their purchase decisions as they evaluate new technologies and develop and implement new systems. As the average order size for our products grows, the process for approving purchases is likely to become more complex, leading to potential delays in receipt of these orders. As a result, our long and unpredictable sales cycle contributes to the uncertainty of our future operating results.

Delays in customer orders could have a negative impact on our results of operations for any given quarter.

   We have historically received a significant portion of our product orders near the end of a quarter. Accordingly, a delay in an anticipated receipt or delivery of a given order past the end of a particular quarter may negatively impact our results of operations for that quarter. These delays may become more likely given that we expect that the average size of our customer orders may increase. As a result, a delay in the recognition of revenue, even from just one customer, may have a significant negative impact on our results of operations for a given period. Any delay in sales of our products could result in a significant decrease in cash flow, which, in turn, could severely affect our ability to make payments as they come due and could cause our operating results to vary significantly from quarter to quarter.

Our dependence on independent manufacturers may result in product delivery delays.

   We license technology that is incorporated into our products from independent manufacturers, including AudioCodes, Ltd. and Natural Microsystems. If these vendors fail to supply us with their components on a timely basis, we could experience significant delays in shipping our products. Although we believe there are other sources for this licensed technology, any significant interruption in the supply or support of any licensed technology could seriously harm our sales, unless and until we can replace the functionality provided by this licensed technology. Also, because our products incorporate software developed and maintained by third parties, we depend on these third parties to deliver reliable products, support these products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could seriously harm our business, financial condition and results of operations.

Our business could be harmed if we are unable to forecast our inventory needs accurately.

   Lead times for materials and components used in the assembly of our products vary significantly. If orders do not match forecasts, we may have excess or inadequate inventory of some materials and components.

Our strategy to outsource assembly and test functions in the future could delay our ability to deliver our products on a timely basis.

   We assemble and test our products at our facility in Redwood City, California. Based on volume or customer requirements, we may begin outsourcing some of our assembly and test functions. This outsourcing strategy involves risks, including the potential absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, quality and costs. In the event that any significant subcontractor were to become unable or unwilling to continue to manufacture and/or test our products in the required volumes, we would have to identify and qualify acceptable replacements. This process could be lengthy, and we cannot be sure that additional sources would be available to us on a timely basis. Any delay or increase in costs in the assembly and testing of products by third-party subcontractors, could seriously harm our business, financial condition and results of operations.

Our facilities are vulnerable to damage from earthquakes and other natural disasters.

   Our assembly facilities are located on or near known earthquake fault zones and are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events. If such a disaster occurs while we still assemble our products in-house, our ability to assemble, test and ship our products would be seriously, if not completely, impaired, which would seriously harm our business, financial condition and results of operations. We cannot be sure that the insurance we maintain against fires, floods, earthquakes and general business interruptions will be adequate to cover our losses in any particular case.

Fluctuations in the values of foreign currencies could have a negative impact on our profitability.

   Due to our international operations, we incur expenses in a number of currencies. We do not currently engage in currency hedging activities to limit the risks of exchange rate fluctuations. Therefore, fluctuations in the value of foreign currencies could have a negative impact on the profitability of our global operations, which would seriously harm our business, financial condition and results of operations. All of our sales, including international sales are currently denominated in U.S. dollars. However, we do not expect that future international sales will continue to be denominated in U.S. dollars. Fluctuations in the value of the U.S. dollar and foreign currencies may make our products more expensive than local product offerings.

Defects in our products may seriously harm our credibility and harm our business.

   We have detected and may continue to detect errors and product defects in connection with new product releases and product upgrades. These problems may affect network uptime and cause us to incur significant warranty and repair costs and cause significant customer relations problems. Service providers require a strict level of quality and reliability from telecommunications equipment suppliers. Traditional telecommunications equipment is expected to provide a 99.999% level of reliability. IP telephony products are inherently complex and frequently contain undetected software or hardware errors when first introduced or as new versions are released. In addition, the detection of errors in software products requires an unknown level of effort to correct and may delay the release of new products or upgrades or revisions to existing products, which could materially affect the market acceptance and sales of our products. If we deliver products or upgrades with undetected material software errors or product defects, our credibility and market acceptance and sales of our products may be harmed. In some of our contracts, we have agreed to indemnify our customers against certain liabilities arising from defects in our products. While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. To date, product defects have not had a material negative affect on our results of operations. However, we cannot be certain that product defects will not have a material negative affect on our results of operations in the future. A material product liability claim may have significant consequences on our ability to compete effectively and generate positive cash flow and may seriously harm our business, financial condition and results of operations.

We may have difficulty identifying the source of the problem when there is a problem in a network.

   Our products must successfully integrate with products from other vendors, such as traditional telephone systems. As a result, when problems occur in a network, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by our products or another vendor's products, may result in the delay or loss of market acceptance of our products and any necessary revisions may force us to incur significant expenses. The occurrence of some of these types of problems may seriously harm our business, financial condition and results of operations.

We may not have adequate protection for our intellectual property, which may make it easier for others to sell competing products.

   We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. The laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many United States companies have encountered substantial infringement problems in these countries, some of which are countries in which we have sold and continue to sell products. If we fail to adequately protect our intellectual property rights, it would be easier for our competitors to sell competing products.

Our products may infringe on the intellectual property rights of third parties, which may result in lawsuits and prohibit us from selling our products.

   We believe there is a risk that third parties have filed, or will file applications for, or have received or will receive, patents or obtain additional intellectual property rights relating to materials or processes that we use or propose to use. As a result, from time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to us. In addition, third parties may assert claims or initiate litigation against us or our manufacturers, suppliers or customers with respect to existing or future products, trademarks or other proprietary rights. Any claims against us or customers that we indemnify against intellectual property claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to develop non-infringing technology. If a claim is successful, we may be required to obtain a license or royalty agreement under the intellectual property rights of those parties claiming the infringement. If we are unable to obtain the license, we may be unable to market our products. Limitations on our ability to market our products and delays and costs associated with monetary damages and redesigns in compliance with an adverse judgment or settlement could harm our business, financial condition and results of operations.

Our failure and the failure of our key suppliers and customers to be Year 2000 compliant may negatively impact our business and results of operations.

   The Year 2000 computer issue creates a significant risk for us in at least four areas:

  . potential warranty or other claims arising from our products for failure to be Year 2000 compliant;

  . systems we use to run our business may fail or produce inaccurate results;

  . systems used by our suppliers may fail or produce inaccurate results, causing operational difficulties for us; and

  . potential customers may reduce spending on IP telephony products as a result of significant information systems spending on Year 2000 remediation or to limit additional changes to their networks during the current year.

   If any of these risks materialize, it may seriously harm our business, financial condition and results of operations.

We may not be able to raise capital as needed to maintain our operations.

   After this offering, we may need to raise additional funds, and additional financing may not be available on favorable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, financial condition and results of operations. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock.

Our existing stockholders have voting control over Clarent.

   On completion of this offering, executive officers and directors and their affiliates will beneficially own, in the aggregate, approximately 47.50% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us.

New investors in our common stock will experience immediate and substantial dilution.

   The offering price is substantially higher than the book value per share of our common stock. Assuming an offering price of $92.50 per share, investors purchasing common stock in this offering will, therefore, incur immediate dilution of $82.06 in net tangible book value per share of common stock. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

Our stock price is highly volatile.

   The trading price of our common stock has fluctuated significantly since our initial public offering in July 1999. In addition, the trading price of our common stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, developments with respect to patents or proprietary rights, announcements of strategic partnerships or new customers by us or our competitors, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

We may in the future be the target of securities class action or other litigation, which could be costly and time consuming to defend.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Our acquisition activity may involve us in disputes from time to time. Litigation that may arise from these disputes may lead to volatility in our stock price and/or may result in our being the target of securities class action litigation. Securities litigation may result in substantial costs and divert management's attention and resources, which may seriously harm our business, financial condition and results of operations.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could delay or prevent a change of control of Clarent.

   Certain provisions of our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

  . authorizing the board of directors to issue additional preferred stock;

  . prohibiting cumulative voting in the election of directors;

  . limiting the persons who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   We are also subject certain provisions of Delaware law which could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met.

Substantial future sales of our shares in the public market may cause our stock price to fall.

   If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market during a short period of time, our stock price may decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. After completion of this offering, we will have outstanding 30,457,659 shares of common stock. All of the shares sold in this offering and our initial public offering, unless held by our affiliates, will be freely tradeable. All of the remaining shares are subject to lock-up arrangements between the stockholders and us or the underwriters. Of these shares, 6,258,075 will be eligible for sale in the public market on December 29, 1999, of which 1,716,680 will be eligible for sale subject to volume limitations and manner of sale restrictions under federal securities laws. 14,321,044 shares will be eligible for sale in the public market 90 days following the date of this prospectus subject to volume limitations and manner of sale restrictions under federal securities laws. The remaining shares will be available for sale at various times upon the expiration of applicable holding periods. In addition, we filed a registration statement on Form S-8 with the Securities and Exchange Commission covering the 10,112,151 shares reserved for issuance under our 1999 amended and restated equity incentive plan, 1999 non-employee directors' stock option plan and our 1999 employee stock purchase plan. Approximately 1,373,103 of these shares will be subject to immediately exercisable options (based on options outstanding on September 30, 1999) 90 days following the date of this prospectus and will be eligible for sale in the public market 90 days following the date of this prospectus. Sales of a large number of these shares could have an adverse effect on the market price for our common stock.

We do not intend to pay dividends.

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth. In addition, pursuant to our bank credit facility, we cannot pay dividends without our bank's consent, with limited exceptions. Therefore, we do not expect to pay any dividends in the foreseeable future.

Special note regarding forward-looking statements.

   Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are "forward-looking statements." These statements involve known and unknown risks and uncertainties, such as our plans, objectives, expectations and intentions, and other factors that may cause our, or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These factors are listed under "Risk Factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "expects," "anticipates," "intends," "may," "should," "plans," "believes," "seeks," "estimates" or the negative of such terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. You should not place undue reliance on these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   We will not receive any proceeds from the shares sold by the selling stockholders in this offering. We expect to receive net proceeds of approximately $250,700,000 from the sale of 2,837,500 shares of common stock, and an additional $45,400,000 from the sale of 512,500 shares if the underwriters' over-allotment option is exercised in full, at an assumed offering price of $92.50 per share.

   We intend to use the net proceeds of this offering primarily for additional working capital and other general corporate purposes, including increased research and development expenditures, sales and marketing expenditures, and general and administrative expenditures.

   The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies, to lease additional facilities, or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so at this time.

   The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. In addition, under our bank credit facility, we cannot pay dividends without our bank's consent, with limited exceptions. Therefore, we currently do not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

   Our common stock is traded on the Nasdaq National Market under the symbol "CLRN." Public trading of our common stock commenced on July 1, 1999. The following table shows, for the periods indicated, the high and low per share prices of common stock, as reported by the Nasdaq National Market.

                         Quarter Ended                            High    Low
                         -------------                           ------- ------
September 30, 1999.............................................. $ 51.50 $19.88
December 31, 1999 (Through October 29, 1999).................... $100.38 $49.50

   On November 1, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $92.50 per share. As of September 30, 1999, there were approximately 165 stockholders of record of the common stock.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 1999:

  . on an actual basis; and

  . as adjusted to give effect to the sale of 2,837,500 shares of common stock being sold by us in this offering and to give effect to the receipt of the estimated net proceeds from the sale of the shares at an assumed offering price of $92.50 per share and the application of the net proceeds from the sale.

   Please read the following information in conjunction with the more detailed Consolidated Financial Statements and Notes of Clarent and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                           September 30, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
Long term portion of debt................................ $     91   $     91
Stockholders' equity:
  Preferred stock: $0.001 par value, 5,000,000 shares
   authorized; no shares issued and outstanding, actual
   and as adjusted.......................................
  Common stock: $0.001 par value, 50,000,000 shares
   authorized; 27,620,159 issued and outstanding, actual;
   30,457,659 shares issued and outstanding, as
   adjusted..............................................  110,476    361,176
  Deferred compensation..................................   (7,818)    (7,818)
  Accumulated other comprehensive loss(1)................      (47)       (47)
  Accumulated deficit....................................  (35,432)   (35,432)
                                                          --------   --------
    Total stockholders' equity...........................   67,179    317,879
                                                          --------   --------
    Total capitalization................................. $ 67,270   $317,970
                                                          ========   ========

--------
(1) See Note 1 to the Consolidated Financial Statements for an explanation of accumulated other comprehensive loss.

   This table excludes the following shares as of September 30, 1999:

  . 7,934,275 shares subject to options outstanding as of September 30, 1999, at a weighted average exercise price of $3.75 per share;

  . 1,305,750 shares reserved for future issuance under our 1999 amended and restated equity incentive plan; and the number of shares reserved for issuance under this plan can increase on January 31 of each year through the year 2004 by an amount equal to 2 1/2% of the number of outstanding shares on the last trading day of each preceding calendar year;

  . 600,000 shares reserved for issuance under our 1999 employee stock purchase plan;

  . 300,000 shares reserved for issuance under our 1999 non-employee directors' stock option plan; and

  . 3,000 shares issuable upon the exercise of an outstanding warrant at an exercise price of $15.00 per share.

                                    DILUTION

   Our net tangible book value as of September 30, 1999 was $67,179,000, or approximately $2.43 per share. Net tangible book value per share represents the amount of our total assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 2,837,500 shares of common stock being sold by us in this offering at an assumed offering price of $92.50 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at September 30, 1999 would have been $317,879,000, or approximately $10.44 per share. This represents an immediate increase in pro forma net tangible book value of $8.01 per share to existing stockholders and an immediate dilution in net tangible book value of $82.06 per share to new investors of common stock in this offering. The following table illustrates this dilution on a per share basis:

   Assumed offering price per share..............................       $92.50
     Pro forma net tangible book value per share as of September
      30, 1999................................................... $2.43
     Increase in net tangible book value per share attributable to new investors...........................................  8.01
                                                                  -----
   Pro forma net tangible book value per share after offering....        10.44
                                                                        ------
   Dilution in net tangible book value per share to new
    investors....................................................       $82.06
                                                                        ======

   The following table sets forth, on a pro forma basis as of September 30, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed offering price of $92.50 per share.

                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent per Share
                               ---------- ------- ------------ ------- ---------
   Existing stockholders...... 27,620,159   90.7% $ 93,555,000   26.3%  $ 3.39
   New investors..............  2,837,500    9.3   262,468,750   73.7   $92.50
                               ----------  -----  ------------  -----
     Total.................... 30,457,659  100.0% $356,023,750  100.0%
                               ==========  =====  ============  =====

   This table excludes the following shares as of September 30, 1999:

  . 7,934,275 shares subject to options outstanding as of September 30, 1999, at a weighted average exercise price of $3.75 per share;

  . 1,305,750 shares reserved for future issuance under our 1999 amended and restated equity incentive plan; and the number of shares reserved for issuance under this plan can increase on January 31 of each year through the year 2004 by an amount equal to 2 1/2% of the number of outstanding shares on the last trading day of each preceding calendar year;

  . 600,000 shares reserved for issuance under our 1999 employee stock purchase plan;

  . 300,000 shares reserved for issuance under our 1999 non-employee directors' stock option plan; and

  . 3,000 shares issuable upon the exercise of an outstanding warrant at an exercise price of $15.00 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated balance sheet data as of December 31, 1996 has been derived from consolidated financial statements not included in this prospectus, which were audited by Ernst & Young LLP, independent auditors. The selected consolidated statement of operations data for the period from July 2, 1996 (inception) to December 31, 1996, each of the two years in the period ended December 31, 1998 and the nine months period ended September 30, 1999, and the related consolidated balance sheet data as of December 31, 1997 and 1998, and September 30, 1999, are derived from the consolidated financial statements of the company which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The data should be read in conjunction with the consolidated financial statements. The selected statement of operations data for the nine months ended September 30, 1998 has been derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair statement of the results for those periods. The operating results for the nine months ended September 30, 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 1999 or any other interim period or future fiscal year.

                            Period from      Year ended       Nine months ended
                           July 2, 1996     December 31,        September 30,
                          (inception) to   ----------------  --------------------
                         December 31, 1996  1997     1998       1998       1999
                         ----------------- -------  -------  ----------- --------
                                                             (unaudited)
                                (in thousands, except per share amounts)
Consolidated Statement
 of Operations Data:
Net revenue.............       $  --       $ 3,359  $14,647    $ 8,748   $ 29,245
Cost of revenue.........          --         1,189    6,653      3,645     12,862
                               -----       -------  -------    -------   --------
Gross profit............          --         2,170    7,994      5,103     16,383
Operating expenses:
  Research and
   development..........         136         1,044    3,356      2,081      6,023
  Sales and marketing...          --         2,046    7,099      4,705     16,166
  General and
   administrative.......         140           639    2,484      1,500      4,402
  Amortization of
   compensation.........          --            --      879        421     17,543
  Settlement expense....          --           570       --         --         --
                               -----       -------  -------    -------   --------
    Total operating
     expenses...........         276         4,299   13,818      8,707     44,134
                               -----       -------  -------    -------   --------
Loss from operations....        (276)       (2,129)  (5,824)    (3,604)   (27,751)
Other income (expense),
 net....................          --            70       32        (49)       569
                               -----       -------  -------    -------   --------
Loss before income
 taxes..................        (276)       (2,059)  (5,792)    (3,653)   (27,182)
Provision for income
 taxes..................          --            --      (40)         3        (83)
                               -----       -------  -------    -------   --------
Net loss................       $(276)      $(2,059) $(5,832)   $(3,650)  $(27,265)
                               =====       =======  =======    =======   ========
Historical basic and
 diluted net loss
 per share(1)...........         N/A       $ (2.14) $ (1.65)   $ (1.18)  $  (2.17)
                               =====       =======  =======    =======   ========
Shares used to compute
 historical basic and
 diluted net loss per
 share(1)...............          --           962    3,544      3,099     12,543
                               =====       =======  =======    =======   ========
Pro forma basic and
 diluted net loss per
 share(1)...............                            $ (0.42)   $ (0.28)  $  (1.24)
                                                    =======    =======   ========
Shares used to compute
 pro forma basic and
 diluted net loss
 per share(1)...........                             14,048     12,877     21,951
                                                    =======    =======   ========

                                                  December 31,
                                               ------------------- September 30,
                                               1996  1997   1998       1999
                                               ---- ------ ------- -------------
                                                        (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents..................... $147 $  474 $11,903    $33,870
Working capital...............................  146    781  11,531     56,342
Total assets..................................  244  2,818  25,177     90,829
Long term portion of debt.....................   --     --      --         91
Total stockholders' equity....................  242  1,334  13,764     67,179

--------
(1) See Note 12 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We are a leading provider of IP telephony systems. We were incorporated in July 1996 and commenced sales of our products in March 1997. Prior to March 1997, we had no sales and our operations consisted primarily of various start-up activities, such as research and development, recruiting personnel and raising capital. We first recognized revenue from product sales in March 1997. We generated net revenue of $3.4 million in 1997, $14.6 million in 1998 and $29.2 million in the nine months ended September 30, 1999. We incurred net losses of $276,000 in 1996, $2.1 million in 1997, $5.8 million in 1998 and $27.3 million in the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of $35.4 million.

   We generate revenue from sales of our integrated hardware and software products and from maintenance and support of those products. Revenue derived from product sales, largely sales of our Clarent Gateway products measured in the number of ports, constituted 99% of net revenue in 1997, 94% of net revenue in 1998 and 92% of net revenue in the nine months ended September 30, 1999. A port is the connection between the traditional telephone system and the IP telephony system. Each port handles a single call and can have the capacity to handle 8,000 to 10,000 call minutes per month. Telecommunications service providers bill their customers based on the minutes transmitted through their IP telephony systems. Although service revenue does not currently constitute a material portion of our revenue, we believe service revenue will become an increasing portion of our revenue. Product revenue is generally recognized upon shipment. Service revenue includes revenue from implementation and integration services, system management services, warranty coverage and customer support. Revenue from implementation and system integration services is recognized as the services are performed, while revenue from system management services, warranty coverage and customer support is recognized ratably over the period of the contract.

   We sell our products primarily through our direct sales force and, to a lesser extent, through distribution channels. We have sales and support offices in Belgium, France, Germany, Japan, the People's Republic of China, South Korea, Spain, Taiwan, the United Kingdom and the United States. We intend to increase sales through distribution channels. In 1998, we expanded the breadth of our support services by establishing a professional services group to provide product installation and customization, technical support, customer training and product maintenance.

   Net revenue from international sales totaled $3.1 million or approximately 94% of net revenue in 1997, $7.1 million or approximately 48% of net revenue in 1998 and $15.1 million or approximately 52% of net revenue in the nine months ended September 30, 1999. We expect that over time we may derive a majority of our revenue from foreign-based service providers, subjecting our revenue stream to risks from economic uncertainties, currency fluctuations, political instability and uncertain cultural and regulatory environments.

   Cost of revenue consists of component and material costs, direct labor costs, warranty costs, royalties, overhead related to manufacturing our products and customer support costs, as well as materials, travel and labor costs related to personnel engaged in our service operations. Our gross margin is affected by changes in the average selling price of our products and the proportion of our net revenue derived from the sale of software and services. Software sales, which typically carry higher gross margin than hardware sales, currently make up only a fraction of our net revenue. However, we expect that the proportion of software sales will increase in the future. Service sales, which typically carry a lower gross margin than product sales, currently make up a small proportion of our net revenue. We expect the proportion of service revenue to increase in the future. The net impact that the increased proportion of sales of both software and services will have on our total gross margin cannot be determined at this time. Furthermore, we expect to derive an increasing proportion of our net revenue from the sale of our products through distribution channels. Revenue derived from indirect sales typically carries a lower gross margin than direct sales. As a result, we expect the increased proportion of net revenue derived from indirect sales to have a negative impact on our total gross margin in the future.

   Research and development expenses consist primarily of compensation and related costs for research and development personnel and expenses for testing facilities and equipment. We also make separate investments in engineering personnel and equipment to assure timely response to problems and correction of stability issues in our products. We expect to continue to make substantial investments in research and development and anticipate that research expenses will continue to increase in absolute dollars.

   Sales and marketing expenses consist primarily of compensation and related costs for sales personnel, marketing personnel, sales commissions, marketing programs, public relations, promotional materials, travel expenses and trade show exhibit expenses. We expect to incur substantial expenditures related to sales and marketing activities, the recruitment of additional sales and marketing personnel and the expansion of our domestic and international distribution channels.

   General and administrative expenses consist primarily of salaries and related expenses, finance, accounting and human resources expenses, professional fees, bad debt expenses and other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional costs related to the anticipated growth of our business and operation as a public company, and increase our exposure to bad debt expenses arising from obligations to us from our customers, particularly new entrants.

   We expect each of these operating expense categories, research and development, sales and marketing and general and administrative, to increase in absolute dollars. However, the percentage of net revenue that each of these categories represents will vary depending on the rate of our revenue growth and investments that may be required to support the development of new products and our penetration of new markets.

   We have a limited operating history and face a number of risks encountered by early stage companies. These risks include, among others:

  . the market acceptance of IP telephony solutions;

  . our ability to anticipate and respond to changing market conditions, including competition;

  . our ability to retain key customers; and

  . our dependence upon key personnel.

   Also, we had stability issues when we released Version 3.0 of the Clarent Gateway. These issues have been resolved. To date, product defects have not had a material impact on our results of operations. We cannot be certain that product defects will not occur in the future. Management has significantly increased product development resources and quality assurance test processes to address stability issues.

   In addition, although our revenue has grown in recent quarters, we cannot be certain that our revenue will continue to grow or that we will achieve or maintain profitability in the future. We expect to continue to experience significant growth in research and development, sales and marketing and general and administrative expenses as we attempt to expand our business and maintain or improve our market position. We cannot accurately predict the future growth rate, if any, or the ultimate size of our market. In addition, our ability to increase revenue and achieve or maintain profitability depends on a number of factors outside our control, including the extent to which:

  . our products are able to gain market acceptance;

  . our competitors develop competing products; and

  . our distributors and other marketing partners dedicate resources to selling our products.

   Furthermore, we have experienced significant erosion of average selling prices due to a number of factors, including competitive pricing pressures, rapid technological change and increases in sales discounts. We anticipate that the average selling prices of our products will decrease in the future in response to the same factors. Therefore, to maintain or increase our gross margin, we must develop and introduce new products and product enhancements to stabilize our existing products, on a timely basis and continually reduce our product costs. Our failure to do so will cause our revenue to grow more slowly and our gross margin to decline, which will seriously harm our business, financial condition and results of operations.

   Because of continuing and substantial capital expenditures and increasing research and development, sales and marketing and general and administrative expenses, we will need to generate significant revenue growth to achieve profitability and positive operating cash flow. Even if we do achieve profitability and positive cash flow, we may not be able to sustain or increase profitability or positive operating cash flow on a quarterly or annual basis.

Results of Operations

   Prior to the first quarter of 1997, our operations were limited and consisted primarily of start-up activities. Expenses of $276,000 for 1996 were comprised of payroll and related costs for research and development and general and administrative personnel. Accordingly, we believe that year-to-year comparisons of 1996 against 1997, and 1997 against 1998, are not meaningful.

   The following table presents certain consolidated statement of operations data for the periods indicated as a percentage of total net revenue.

                                             Year ended
                                              December       Nine months ended
                                                 31,           September 30,
                                             -------------   -----------------
                                             1997    1998       1998     1999
                                             -----   -----   ----------- -----
                                                             (unaudited)
   As a Percentage of Net Revenue:
   Net revenue.............................. 100.0%  100.0%     100.0%   100.0%
   Cost of revenue..........................  35.4    45.4       41.7     44.0
                                             -----   -----      -----    -----
   Gross margin.............................  64.6    54.6       58.3     56.0
   Operating expenses:
     Research and development...............  31.1    22.9       23.8     20.6
     Sales and marketing....................  60.9    48.4       53.8     55.3
     General and administrative.............  19.0    17.0       17.1     15.0
     Amortization of compensation...........    --     6.0        4.8     60.0
     Settlement expense.....................  17.0      --         --       --
                                             -----   -----      -----    -----
       Total operating expenses............. 128.0    94.3       99.5    150.9
                                             -----   -----      -----    -----
   Loss from operations..................... (63.4)  (39.7)     (41.2)   (94.9)
   Other income (expense), net..............   2.1     0.2       (0.6)     2.0
                                             -----   -----      -----    -----
   Loss before income taxes................. (61.3)  (39.5)     (41.8)   (92.9)
   Provision for income taxes...............    --    (0.3)       0.1     (0.3)
                                             -----   -----      -----    -----
   Net loss................................. (61.3)% (39.8)%    (41.7)%  (93.2)%
                                             =====   =====      =====    =====

 Comparison of Nine Months Ended September 30, 1998 and 1999

 Net Revenue

   Net revenue consists of sales of both our integrated hardware and software products, as well as revenue generated from the maintenance and support of those products. Net revenue increased from $8.7 million in the nine months ended September 30, 1998 to $29.2 million in the nine months ended September 30, 1999. The increase in net revenue was largely due to a 408% increase in port volume of our Clarent Gateway products sold partially offset by a decrease of approximately 45% in our average per port selling prices for those products. Entities affiliated with AT&T Corporation accounted for 35% of net revenue, Technet International accounted for 17% of net revenue and International Services Inc. accounted for 10% of net revenue in the nine months ended September 30, 1998. Entities affiliated with AT&T Corporation accounted for 16% of net revenue and entities affiliated with Ji Tong Communications accounted for 15% of net revenue in the nine months ended September 30, 1999.

 Cost of Revenue

   Cost of revenue increased from $3.6 million in the nine months ended September 30, 1998 to $12.9 million in the nine months ended September 30, 1999. Gross margin decreased from 58% in the nine months ended September 30, 1998 to 56% in the nine months ended September 30, 1999. The decline was a result of decreases in the average selling prices of our products, offset to a slight degree by a decrease in the material cost of our products.

   The mix of products we sell will significantly impact our gross margin. We expect a negative impact on our gross margin from the introduction of new integrated hardware and software products and new versions of existing integrated hardware and software products. However, we expect increased sales of our software products both in absolute dollars and as a percentage of net revenue to positively impact our gross margin. The future net impact on our gross margin from the increased proportion of sales of both software and services cannot be determined at this time.

 Research and Development Expenses

   Research and development expenses increased from $2.1 million in the nine months ended September 30, 1998 to $6.0 million in the nine months ended September 30, 1999. Research and development expenses consist of payroll and related expenses for research and development personnel, costs related to systems infrastructure and third-party consultants. The absolute dollar increases in research and development expenses from period to period were attributable to increases in the number of research and development personnel. Research and development expenses decreased as a percentage of net revenue from 24% in the nine months ended September 30, 1998 to 21% in the nine months ended September 30, 1999.

 Sales and Marketing Expenses

   Sales and marketing expenses increased from $4.7 million in the nine months ended September 30, 1998 to $16.2 million in the nine months ended September 30, 1999. Sales and marketing expenses consist primarily of payroll and related expenses for personnel engaged in sales and marketing, as well as public relations and marketing communications expenditures. The absolute dollar increase in sales and marketing expenses from period to period was primarily attributable to a $6.3 million or a 339% increase in personnel and related expenses required to implement our sales and marketing strategy and, to a lesser extent, increased public relations and other promotional expenses. The growth rate of sales and marketing expenses exceeded the growth rate of net revenue for the period because we were adding sales and marketing personnel and spending on promotional activities in anticipation of increased future sales.

 General and Administrative Expenses

   General and administrative expenses increased from $1.5 million in the nine months ended September 30, 1998 to $4.4 million in the nine months ended September 30, 1999. General and administrative expenses consist primarily of payroll and related costs for general corporate functions, including finance, accounting, business development, human resources, facilities and administration, as well as legal fees and fees for professional services. The increases in general and administrative expenses from period to period were due to increases in general and administrative personnel expenses, and related occupancy costs, and to a lesser degree an increase in the charge for the allowance for doubtful accounts. General and administrative expenses decreased as a percentage of net revenue from 17% in the nine months ended September 30, 1998 to 15% in the nine months ended September 30, 1999.

 Amortization of Compensation

   Amortization of compensation expense for the nine months ended September 30, 1999 was $17.5 million. Amortization of compensation expense includes $5.3 million from stock compensation charges resulting from the granting of stock options at prices below the deemed fair value of our common stock. We expect to amortize additional deferred compensation of $1.8 million in the fourth quarter of 1999, $3.8 million in 2000, $1.7 million in 2001 and $537,000 in 2002.

  Amortization of compensation for the nine months ended September 30, 1999 also includes $12.3 million associated with the granting of a warrant for advisory services to an investor. We terminated the advisory services arrangement in June 1999 which caused the unvested portion of the warrant to become fully vested.

 Fiscal Years Ended December 31, 1997 and 1998

 Net Revenue

   We began generating net revenue in the first quarter of 1997. Net revenue increased from $3.4 million in 1997 to $14.6 million in 1998. The increase in net revenue was due to a 667% increase in port volume of our Clarent Gateway products sold partially offset by a decrease of approximately 52% in our average per port selling prices for those products. A limited number of customers have historically accounted for a substantial portion of our net revenue. Entities affiliated with AT&T Corporation accounted for 46% and Wherever Computer Technology Company Limited accounted for 35% of net revenue in 1997. Entities affiliated with AT&T Corporation accounted for 36% and Technet International accounted for 12% of net revenue in 1998.

 Cost of Revenue

   Cost of revenue increased from $1.2 million in 1997 to $6.7 million in 1998. Gross margin declined from 65% in 1997 to 55% in 1998. The decline was a result of decreases in average selling prices in our products, offset to a slight degree by a decrease in the material cost of our products.

 Research and Development Expenses

   Research and development expenses increased from $1.0 million in 1997 to $3.4 million in 1998. The absolute dollar increases in research and development expenses from period to period were attributable to increases in the number of research and development personnel. Research and development expenses decreased as a percentage of net revenue from 31% in 1997 to 23% in 1998 because the growth rate of net revenue exceeded the growth rate of research and development expenses for the period.

 Sales and Marketing Expenses

   Sales and marketing expenses increased from $2.0 million in 1997 to $7.1 million in 1998. The absolute dollar increases in sales and marketing expenses from period to period were primarily attributable to a $3.4 million or 67% increase in personnel and related expenses required to implement our sales and marketing strategy and, to a lesser extent, increased public relations, advertising and other promotional expenses. Sales and marketing expenses decreased as a percentage of net revenue from 61% in 1997 to 49% in 1998 primarily due to increased productivity of our sales personnel and increased net revenue in such periods.

 General and Administrative Expenses

   General and administrative expenses increased from $639,000 in 1997 to $2.5 million in 1998. The absolute dollar increases in general and administrative expenses from period to period were due to a $198,000 or 11% increase in general and administrative personnel expenses, a $371,000 or 20% increase in professional services fees, a $733,000 or 39% increase in the charge for the allowance for doubtful accounts and, to a lesser extent, increased facility expenses to support the growth of our operations.

 Amortization of Compensation

   In connection with some stock option grants in 1998, $2.3 million in deferred compensation has been recorded. Amortization of compensation expense reflects the amortization of stock compensation charges resulting from the granting of stock options at prices below the deemed fair value of our common stock. These amounts are being amortized using the accelerated method over the vesting period of the stock options. Of the total deferred compensation, approximated $522,000 was amortized in 1998.

   Amortization of compensation also includes compensation charges associated with the granting of a warrant for advisory services to an investor. Amortization of compensation related to the warrant totaled $357,000 for the year ended December 31, 1998.

 Settlement Expense

   Settlement expense totaled $570,000 in 1997 and consisted of our legal expenses and the settlement expense that we paid in connection with a dispute with one of our distributors. Under the terms of the settlement agreement, we made cash payments to the distributor of $250,000 and granted the distributor a 5% increase in its existing discount rate for a specific quantity of its purchases from us in 1998. In addition, under the terms of the settlement agreement, we issued 45,592 shares of Series C preferred stock to the distributor at a value of $6.58 per share in August 1998.

 Income Taxes

   In 1997 we incurred net losses for federal and state income tax purposes and did not recognize any income tax provision or benefit during such period. In 1998 we recorded a provision for income taxes of $40,000 related to current foreign income tax provided on the profits attributable to our foreign operations. As of December 31, 1998, we had $2.0 million of federal and $1.4 million of state net operating loss carryforwards to offset future taxable income. The difference between available net operating losses and our accumulated deficit as reported for financial statement purposes is principally the result of differences in the tax treatment of our deferred revenue, which totaled $4.4 million as of December 31, 1998.

   We cannot assure you that we will realize the benefit of the net operating loss carryforwards and have therefore set up a full valuation allowance against these deferred tax assets. The federal and state net operating loss carryforwards will expire at various dates beginning in fiscal year 2004 through 2018, if we do not use them. Due to the "change of ownership" provisions of the Internal Revenue Code, the availability of our pre 1998 net operating loss and tax credit carryforwards are subject to an annual limitation against taxable income in future periods. Post 1997 net operating loss and tax credit carryforwards could also be subject to a substantial annual limitation if future ownership changes should occur. It is likely that the shares to be issued in this offering will create this type of change.

Quarterly Results of Operations

   The following tables present some consolidated statements of operations data for our seven most recent quarters ended September 30, 1999, in dollars and as a percentage of net revenue. In management's opinion, this unaudited information has been prepared on the same basis as the audited annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the unaudited information for the quarters presented. You should read this information in conjunction with the consolidated financial statements, including the related notes, included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results that we might achieve for any subsequent periods.

                                                   Quarter Ended
                          --------------------------------------------------------------------------
                          Mar. 31,  June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,
                            1998      1998       1998       1998       1999       1999       1999
                          --------  --------   ---------  --------   --------   --------   ---------
                                         (in thousands, except percentages)
Consolidated Statement
 of Operations Data:
Net revenue.............   $2,396   $ 3,083     $ 3,269   $ 5,899    $ 6,714    $  9,304    $13,227
Cost of revenue.........      780     1,396       1,469     3,008      3,281       4,146      5,435
                           ------   -------     -------   -------    -------    --------    -------
Gross profit............    1,616     1,687       1,800     2,891      3,433       5,158      7,792
Operating expenses:
  Research and
   development..........      540       698         843     1,275      1,566       1,991      2,466
  Sales and marketing...    1,182     1,553       1,970     2,394      4,025       5,623      6,518
  General and
   administrative.......      176       554         770       984      1,357       1,272      1,773
  Amortization of
   compensation.........        2        84         335       458      1,980      13,662      1,901
                           ------   -------     -------   -------    -------    --------    -------
   Total operating
    expenses............    1,900     2,889       3,918     5,111      8,928      22,548     12,658
                           ------   -------     -------   -------    -------    --------    -------
Loss from operations....     (284)   (1,202)     (2,118)   (2,220)    (5,495)    (17,390)    (4,866)
Other income (expense),
 net....................      (40)     (101)         92        81         16        (163)       716
                           ------   -------     -------   -------    -------    --------    -------
Loss before income
 taxes..................     (324)   (1,303)     (2,026)   (2,139)    (5,479)    (17,553)    (4,150)
Provision for income
 taxes..................       --         1           2       (43)        --         (11)       (72)
                           ------   -------     -------   -------    -------    --------    -------
Net loss................   $ (324)  $(1,302)    $(2,024)  $(2,182)   $(5,479)   $(17,564)   $(4,222)
                           ======   =======     =======   =======    =======    ========    =======
As a Percentage of Net
 Revenue:
Net revenue.............      100%      100%        100%      100%       100%        100%       100%
Cost of revenue.........       33        45          45        51         49          45         41
                           ------   -------     -------   -------    -------    --------    -------
Gross margin............       67        55          55        49         51          55         59
Operating expenses:
  Research and
   development..........       23        23          26        22         23          21         19
  Sales and marketing...       49        50          60        40         60          60         49
  General and
   administrative.......        7        18          24        17         20          14         13
  Amortization of
   compensation.........       --         3          10         8         30         147         14
                           ------   -------     -------   -------    -------    --------    -------
   Total operating
    expenses............       79        94         120        87        133         242         95
                           ------   -------     -------   -------    -------    --------    -------
Loss from operations....      (12)      (39)        (65)      (38)       (82)       (187)       (36)
Other income (expense),
 net....................       (2)       (3)          3         2         --          (2)         5
                           ------   -------     -------   -------    -------    --------    -------
Loss before income
 taxes..................      (14)      (42)        (62)      (36)       (82)       (189)       (31)
Provision for income
 taxes..................       --        --          --        (1)        --          --         (1)
                           ------   -------     -------   -------    -------    --------    -------
Net loss................      (14)%     (42)%       (62)%     (37)%      (82)%      (189)%      (32)%
                           ======   =======     =======   =======    =======    ========    =======


   Our operating expenses, excluding amortization of compensation, have increased significantly in absolute dollars, but not as a percentage of net revenue, in each quarter since inception as we have transitioned from the development stage to the commercialization of our products and services and expansion of our business. We expect to incur an increase in operating expenses in the future as we attempt to expand our business. To the extent that these expenses are not accompanied by an increase in net revenue, our business, results of operations and financial condition could be adversely affected.

   In the quarters subsequent to March 31, 1998, we experienced a significant decrease in average selling prices which decreased our gross margin percentage through the quarter ended December 31, 1998. Gross margin percentage for the quarters ended June 30 and September 30, 1999 increased primarily due to lower product costs.

   We expect our operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Consequently, we believe that period-to-period comparisons of our operating results may not necessarily be meaningful, and as a result, you should not rely on them as an indication of future performance.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of convertible preferred stock, which totaled $18.9 million in aggregate net proceeds through September 30, 1998. We have also financed our operations through lines of credit, of which $2.5 million was outstanding as of September 30, 1998 and $4.1 million is outstanding as of September 30, 1999.

   Net cash used in operating activities was $276,000 in 1996, $2.3 million in 1997, $5.8 million in 1998, $4.3 million for the nine months ended September 30, 1998 and $9.4 million for the nine months ended September 30, 1999. For 1997, cash used in operating activities was attributable primarily to a net loss of $2.1 million, an increase in trade accounts receivable of $777,000 and an increase in inventory of $889,000 due to anticipated growth in expected product revenues, offset in part by increases in accounts payable and accrued liabilities of $1.3 million. For 1997 the increase in accounts receivable was entirely related to our increase in sales. For 1998, cash used in operating activities was attributable primarily to a net loss of approximately $5.8 million, and increases in trade accounts receivable of $6.2 million and inventory of $2.7 million. For 1998, the increase in accounts receivable was primarily the result of higher sales levels during the fourth quarter. During the year ended December 31, 1998, we increased our allowance for doubtful accounts by $769,000 to address potential exposures related to an increase in international sales and changes in the composition of our customer base to include more international and new entrant customers. There was no deferred revenue recognized on sales to these customers, as collectibility was probable under the software revenue recognition rules.

   In addition, we deferred recognition of revenue on some sales where collectibility was not probable because of the fact that in some sales arrangements, payment terms are for periods that are longer than our normal terms. Because we have not established a payment history with some of these customers, we concluded that the fees in these arrangements were not "fixed and determinable" as defined by the software revenue recognition rules. For these arrangements, we perform normal credit checks but concluded that revenue should be deferred until such time as payments become due or probable. The amount of deferred revenue as a result of not meeting the fixed and determinable criteria totaled $1.4 million at December 31, 1998 and $4.3 million at September 30, 1999. No provision for doubtful accounts has been established for these deferred revenue arrangements. The cash used in operating activities was offset in part by depreciation of approximately $516,000, amortization of compensation of $879,000 and increases in accounts payable and accrued liabilities of approximately $3.4 million and an increase in deferred revenue of approximately $4.3 million for the year ended December 31, 1998.

   Net cash used in operating activities for the nine months ended September 30, 1998 was attributable primarily to a net loss of approximately $3.7 million and increases in trade accounts receivable of $4.5 million and inventory of $1.7 million partially offset by depreciation of $229,000, increases in accounts payable and accrued liabilities of $726,000 and increases in deferred revenue of $4.3 million. Net cash used in operating activities for the nine months ended September 30, 1999 was attributable primarily to a net loss of approximately $27.3 million and increases in trade accounts receivable of $8.3 million and inventory of $1.8 million partially offset by depreciation of $1.6 million, amortization of compensation of $17.5 million, increases in accounts payable and accrued liabilities of $5.4 million and increases in deferred revenue of

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

$5.0 million. The increase in inventory for the nine months ended September 30, 1999 was primarily in anticipation of expected growth in product revenue as well as a greater need for evaluation units. The increase in accounts receivable for the nine months ended September 30, 1999 is primarily the result of increased sales which occurred during the last month of the quarter. In addition we increased our allowance for doubtful accounts to address the increase in our accounts receivable balance.

   Net cash used in investing activities was approximately $95,000 in 1996, $555,000 in 1997, $2.2 million in 1998, $1.4 million for the nine months ended September 30, 1998 and $33.6 million for the nine months ended September 30, 1999. For the nine months ended September 30, 1999, $26.7 million of cash used in investing activities was for the purchase of short and long term securities. For each of these periods, the remaining cash used in investing activities was also attributable to purchases of property and equipment.

   Net cash provided by financing activities was $518,000 in 1996, $3.2 million in 1997, $19.5 million in 1998, $12.0 million for the nine months ended September 30, 1998 and $64.9 million for the nine months ended September 30, 1999. For 1996 and 1997, cash provided by financing activities was attributable principally to proceeds from the issuance of preferred stock. In 1998 cash provided by financing activities was attributable to $14.8 million in proceeds from the issuance of preferred stock, $2.5 million of short-term borrowings and $2.6 million of funds received from the issuance of bridge notes convertible into Series C preferred stock offset by $550,000 in repayment of those bridge notes. For the nine months ended September 30, 1998, cash provided by financing activities was attributable primarily to $9.9 million of proceeds from the issuance of preferred stock and $2.6 million in proceeds from the issuance of bridge notes, offset by $550,000 in repayment of bridge notes. For the nine months ended September 30, 1999, cash provided by financing activities was attributable primarily to $1.6 million in proceeds from our line of credit and equipment term loan facility, $332,000 of proceeds from the issuance of preferred stock and $62.8 million of proceeds from the issuance of common stock principally through our initial public offering.

   As of September 30, 1999, our principal commitments consisted of obligations outstanding under operating leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. We also may establish additional operations as we expand globally.

   From July 2, 1996 through December 31, 1998, we issued warrants to purchase 160,266 shares of Series C preferred stock at prices ranging from $5.59 to $6.58 per share and 1,760,000 shares of common stock at a price of $0.05 per share. All of these warrants for shares of common stock and Series C preferred stock have been exercised as of September 30, 1999. In June 1999, we granted a warrant to purchase 3,000 shares of common stock, which remains outstanding. See Notes 3 and 5 of Notes to Consolidated Financial Statements.

   In February 1998, we obtained $2.6 million in bridge financing in the form of promissory notes from several investors and other parties. In June 1998, approximately $2.1 million of the promissory notes were converted to Series C preferred stock and the remainder was repaid.

   In May 1998, we established a $5.0 million line of credit with a financial institution. The effective interest rate on this credit facility is equal to one-half of one percentage point above the prime rate. Borrowings under this agreement are limited to our eligible receivable base. The terms of the line of credit agreement establish affirmative and negative covenants, under which we must maintain certain financial ratios and reporting practices. We failed to comply with financial covenants related to the liquidity, tangible net worth and the maximum permitted loss required under the agreement as of December 31, 1998. The financial institution waived these events of default. On February 16, 1999, the financial institution increased the line of credit to $7.0 million, extended an additional $3.0 million equipment term loan facility, and revised these financial ratios.

As of September 30, 1999, $4.1 million was outstanding under this line of credit and $182,000 was outstanding under the equipment term loan facility. At September 30, 1999, we had $2.9 million unused under our line of credit and $2.8 million unused under our equipment term loan facility.

   We believe that the net proceeds from this offering, together with our current cash, cash equivalents and borrowing capacity will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or increase the available borrowings under our line of credit. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the term of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish between 20th and 21st century dates. This may result in software failures or the creation of erroneous results.

   We have conducted a Year 2000 readiness review for the prior and current versions of our products. The review includes assessment, implementation, including remediation, modifications, where necessary, of current product versions, validation testing and contingency planning. We continue to respond to customer questions about prior versions of our products on a case-by-case basis.

   We have largely completed all phases of this plan for the prior and current versions of our products. As a result, all current versions of our products are "Year 2000 compliant," as defined below, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the computer on which our products run and any other software used with or in the computer on which our products run, prior versions of our products are also Year 2000 compliant. We are also supplying our customers who use prior versions of our products with software updates for the third party supplied software components of our products to make those versions Year 2000 compliant. We have tested our products on all platforms and all versions of operating systems that we currently support.

   We define "Year 2000 compliant" as the ability to:

  . correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

  . function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

  . where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner;

  . if the date elements in interfaces and data storage specify the century, store and provide output of date information in ways that are unambiguous as to century; and

  . recognize the Year 2000 as a leap year.

   We have tested software obtained from third parties that is incorporated into our products, and we have received assurances from our primary vendors that licensed software is Year 2000 compliant. We re-verified the assurances from primary vendors during October 1999.

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

   Our internal systems include both our information technology, or IT, and non-IT systems. We have made an assessment of our material internal IT systems, including both our own software products and third-party software and hardware technology. We completed our initial inventory/assessments of our non-IT systems as of September 30, 1999. We have completed the inventory/assessment of licensed software included in our products and have confirmed that the licensed software that we incorporate in our products is Year 2000 compliant. This confirmation has been achieved through a combination of internal testing, vendors' Year 2000 Readiness Disclosures, and an ongoing certification program addressing all of our suppliers and vendors. We have not initiated an assessment of our non-material internal IT systems.

   Despite testing by us and by current and potential clients, and assurances from developers of products incorporated into our products, our products, IT systems, and non-IT systems may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our products or IT and non-IT systems could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could materially adversely affect our business, operating results or financial condition. Some industry analysts have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

   Our total costs incurred through September 30, 1999, are approximately $500,000. We expect that we could incur additional costs with respect to our Year 2000 compliance efforts. In addition, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal IT and non-IT systems.

   We do not currently have any information concerning the Year 2000 compliance status of our customers. If our current or future customers fail to achieve Year 2000 compliance or if they divert technology expenditures to address Year 2000 compliance problems, our business could suffer.

   We have funded our Year 2000 plan from available cash and have not separately accounted for these costs in the past. We may incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. In addition, we may experience material problems and costs with Year 2000 compliance that could adversely affect our business, results of operations, and financial condition.

   We have developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. We are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions.

Recent Accounting Pronouncements

   In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9. "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions", or SOP 98-9. SOP 98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. We will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. The adoption of SOP 98-9 is not expected to have a material impact on our consolidated financial statements.

Financial Market Risk

   Our financial market risk includes risks associated with international operations and related foreign currencies. We anticipate that international sales will continue to account for a significant portion of our consolidated revenue. Our international sales are denominated in U.S. dollars and therefore are not subject to foreign currency exchange risk. Expenses of our international operations are denominated in each country's local currency and therefore are subject to foreign currency exchange risk; however, through September 30, 1999, we have not experienced any significant negative impact on our operations as a result of fluctuations in foreign currency exchange rates.

   We have an investment portfolio of fixed income securities, including those classified as cash equivalents of $53.6 million at September 30, 1999. These securities are subject to interest rate fluctuations and will decrease in market value if interest rates increase.

   We also have financial market risk on the interest rate associated with our short term debt. At September 30, 1999, our financial market risk related to this debt was immaterial.

                                    BUSINESS

Overview

   We are a leading provider of Internet protocol or IP telephony systems. IP telephony systems permit the simultaneous transmission of voice, fax and data over the Internet and similar communications networks. Using our technology to simultaneously transmit voice, fax and data, our customers are able to more efficiently and cost-effectively use the available capacity of their networks. Existing customers include traditional, local, international and wholesale long distance telephone companies, as well as new telecommunications service providers. Traditional telecommunications service providers are companies that have previously served as the monopoly or incumbent provider in their region. New telecommunications service providers are companies that have started to offer telecommunications services in the last three to five years in countries that have deregulated their telecommunications markets. In addition, we have recently begun selling to enterprises, in particular, large corporations with multiple locations and high long distance calling costs. Using our products, enterprises should be able to reduce their telecommunications services costs compared to the costs they previously incurred for similar services using the traditional telephone system. The IP telephony market is relatively new. Less than 1% of all voice calls worldwide is currently transmitted using IP telephony systems primarily over the Internet. According to Frost & Sullivan, between 1997 and 2002, the number of call minutes, including voice, fax and data, transmitted using IP telephony systems is expected to have a compound annual growth rate of 325%.

   Using our IP telephony product, the Clarent system, service providers and enterprises that manage their own telephony services can deliver a level of voice quality that is indistinguishable from the voice quality over the traditional telephone system. In addition, the Clarent system enables the simultaneous transmission of voice, fax and data. The Clarent system features a modular architecture that permits our customers to add new product and service features without extensive product cost or development time. Based on publicly available data provided by large telecommunications service providers, we believe our modular architecture enables the provision of new and existing communications services at a lower cost than the provision of communications services by traditional telephone companies.

   The Clarent system consists of three distinct components:

  . the Clarent Gateway, an integrated hardware and software product that includes network server software that is based on industry standards;

  . the Clarent Command Center, a proprietary client/server software package;
    and

  . a relational database, which is supplied by a third party.

   Our products enable our customers to deliver IP telephony services to end user customers who can continue to use their existing telephones. Since our products are integrated by telephone companies and other service providers into systems that take calls from the traditional telephone system and send these calls over the Internet and other Internet protocol networks before returning these calls to the traditional telephone system, the use of IP telephony is transparent to end user customers. Our products can be accessed from cellular as well as traditional telephones. As a result, end users do not have to purchase additional telephone equipment to make IP telephony calls. Currently, IP telephony is not commonly offered incorporating satellite transmissions or using cable lines.

   We began commercial shipment of the Clarent system in March 1997. As of September 30, 1999, we had shipped the Clarent system to approximately 160 telecommunications service providers in 55 countries worldwide. The Clarent system has been installed in some of the world's leading service provider networks, including those of AT&T Corporation, China Telecom, Chunghwa Telecom (Taiwan), Ji Tong Communications Co., Ltd. (the People's Republic of China), KDD (Japan), Korea Telecom (South Korea), Pacific Gateway Exchange (United States), Singapore Telecom, Star Telecom (United States), Telstra (Australia) and Telia Telecom (Sweden).

Industry Background

   The telecommunications industry has historically followed a path of development based on the belief that voice and data require separate technologies and network resources. Traditional telephone systems were, and are still, built around an architecture that requires a dedicated connection, or circuit, in order for a call to be completed. This technology requires the circuit to remain dedicated between calling parties for the entire duration of a call. Most data today is transmitted over Internet protocol-based networks. These networks are more efficient because they do not require a dedicated circuit for the entire path of the call. In a network using Internet protocol, the voice, fax or data is divided into packets that are simultaneously sent to a final destination where they are reassembled back to their original form. In this type of network, multiple types of information including voice, fax and different forms of data can travel through the network at the same time. The improvements in the technologies used in data networks have led to an increase in use of this type of network to transmit both voice and data. The IP telephony market emerged from these technological advances. Recent developments in IP telephony technology have significantly bridged the voice quality gap between the traditional telephone system, which is commonly referred to as a circuit-switched system, and IP telephony systems. The differences between a circuit-switched call and an IP telephony call is illustrated in the diagram below.

 [Graphic depicting the differences between a circuit-switched and IP telephony call]
   [A phone call transmits signals that direct a series of switches to open a dedicated circuit to second phone. The dedicated circuit carries the electronic signals through the line. The phones transists the signals back into speech.]
    [Unlike the traditional circuit switched phone call, which travels on a dedicated circuit, the electronic signals go to a Clarent Gateway, which converts them into small packets of digital information. The packets may take different routes to their destination. After traveling through the IP network, the packets are converted back into electronic signals by another Clarent
                  Gateway and put back on the phone network.]

   Today a voice call placed over an IP telephony network can sound virtually indistinguishable from the same call made over the traditional telephone system. What distinguishes IP telephony technology, however, is that it allows service providers to simultaneously send voice, fax and data transmissions over their networks and enables them to quickly add and use additional features and services without the need for costly network upgrades. In contrast, changes to the traditional telephone system are costly and difficult. For example, based on estimates from the International Engineering Consortium, we believe the recent integration of such basic services as caller ID and call return services into the traditional telephone system took over a decade to accomplish and hundreds of millions of dollars to implement in the United States alone. In addition, new end user devices, such as cable modems, digital subscriber line (DSL) modems and wireless phones that can also be Internet access devices offer cost and feature benefits to consumers. IP telephony technology allows phone calls to be made through these devices.

   The added flexibility and cost-effectiveness of IP telephony networks are particularly important in an increasingly deregulated and competitive market environment. Deregulation acts as a catalyst for the rapid deployment of these services by allowing new service providers to quickly enter formerly regulated markets and by forcing existing service providers to rapidly respond to the challenge of competition. According to a 1998 Frost & Sullivan report, the total number of worldwide voice minutes running over Internet protocol-based data networks is expected to grow from 6.3 million in 1997 to 8.8 billion in 2002, representing a compound annual growth rate of 325% for the period. Accordingly, spending on IP telephony equipment is projected to grow from $47.3 million in 1997 to $3.2 billion in 2002, representing a compound annual growth rate of 132%.

   We believe a significant market opportunity now exists for the makers of IP telephony systems. We believe that none of our competitors to date has developed a comprehensive solution that incorporates the functionality that service providers require to provide end-to-end service. Some vendors have developed products that embed the instructions on where to route the IP telephony call in the same equipment that provides the IP telephony technology. This approach limits service providers' flexibility to make modifications to their networks because any modification must be made at several different points throughout the network.

   Some IP telephony vendors may offer IP telephony products that allow calls to be made from traditional telephones. We believe that these vendors may not have an architecture that also supports calls transmitted through cable modems or calls using other new end user devices.

   In addition, some IP telephony vendors now allow enterprises to use IP telephony for calls that are made from one company location to another. However, if that enterprise's end users want to call a non-company location, those calls must get routed over the traditional phone system.

   Many vendors only provide limited billing and network management data. This data is gathered and formatted in a simplistic fashion, limiting the ability of service providers to manage sophisticated networks or to bill using any pricing structure they desire. Also, these simplistic billing systems make it difficult to connect service providers' networks to the networks of other service providers.

   Some router, switch and IP telephony companies have formed partnerships with billing and network management technology providers in order to provide even the most basic operational support solution to service providers. A router is a device that routes packets over the Internet or other Internet protocol networks. A switch is a device that takes multiple incoming calls and places these calls onto fewer lines. This partnering necessitates integration, which can be technologically difficult, time consuming and expensive.

   Many IP telephony vendors require dedicated ports for voice, fax or data. A port is the connection between the traditional telephone system and the IP telephony system. Each port handles a single call. Systems that use dedicated ports are inefficient and more costly because more ports are needed to handle the different types of transmissions anticipated. In addition, many vendors do not have the technical capability to integrate these ports with the traditional telephone system so that the ports can correctly interpret busy signals, dial tones and disconnects. This means that service providers cannot accurately bill for the call. Furthermore, the inability to integrate well with the traditional telephone system makes it more difficult for end-users to gain the benefits of this technology because they have to dial separate phone numbers or use multi-step dialing processes.

   In order to compete effectively in the emerging market for IP telephony services, service providers need a solution that provides the following attributes. The solution must be cost-effective and combine a high level of functionality with a flexible architecture designed to support growth, new features and the ability to make calls using new end user devices. This solution must enable service providers and enterprises to deliver clear and robust voice quality that can be merged efficiently with fax and data IP telephony services. The solution must also possess comprehensive back-office features to allow service providers to operate and manage a viable communications business. We also believe that enterprises need a solution that enables their end users to take advantage of the benefits of IP telephony for voice calls, fax and data transmissions made both within and outside of their organization. Some service providers and their customers, as well as enterprises and their end users, will use these features to support connections with other networks, while others will use these features to connect to an intermediary, like an IP telephony clearinghouse, to facilitate the exchange of IP telephony calls. These clearinghouses enable service providers to exchange calls between multiple destinations worldwide without having to enter into individual agreements with other service providers in each geographic region. A clearinghouse also performs the associated accounting and settlement services for its members. The solution must allow service providers and enterprises to centrally make changes to their network as this technology continues to evolve. The solution must also be able to incorporate feature enhancements because there will be many and varied new feature requests as this technology continues to evolve. The solution must also be transparent to end users and easy to use. Finally, we expect that customers will prefer a solution that is technologically advanced enough to allow service providers and enterprises to quickly adapt their entire IP telephony network to emerging standards. We believe that although some of our competitors may offer some of these attributes, with others offering a few other attributes, none of our competitors offers all of the above attributes.

The Clarent Solution

   We have developed a comprehensive IP telephony solution that offers the following key benefits:

   Traditional telephone system voice quality and simultaneous voice, fax and data transmission. Calls over a Clarent network that sound indistinguishable from a traditional telephone system call. In addition, the Clarent system enables the simultaneous transmission of voice, fax and data traffic. These features are enabled by using standard compression and echo cancellation technologies and our proprietary packet technologies.

   Rapid, low-cost deployment and maintenance. The Clarent system provides a comprehensive solution that can be rapidly put into use by service providers with a modest initial capital investment. By centralizing management and distributing functionality, the Clarent system allows service providers to perform network administration in an economical manner.

   Transparent and secure interconnection with different networks. The Clarent system is designed to support the seamless interconnection between other networks that use Clarent's products and the traditional telephone system. This includes bridging an enterprise's private IP telephony network with a telecommunications service provider-based IP telephony network and IP telephony global clearinghouses so the enterprise can take advantage of IP telephony for calls made within or outside of its business. This includes interconnecting to the traditional telecommunications service providers' networks, commonly known as the SS7 network. These interconnections provide a level of security that enables service providers to exchange large volumes of calls and billing data with each other and with their business customers. This process requires that only relevant transaction information is disclosed, either bilaterally or through an intermediary, such as an IP telephony clearinghouse.

   Complementary processing of calls and centralized network management functions. The Clarent system provides centralized processing of such network functions as the authentication of callers, billing, routing and pricing of calls and network diagnostics and maintenance. Because we provide both the call processing and operational support functions in a network, we can effect system-wide enhancements and new features quickly and efficiently.

   Adaptability to changing standards and technologies. The Clarent system is comprised of distinct units that can be spread across a network. Compared to a circuit-switched network, a network using a Clarent system may be modified quickly to accommodate new features, support new protocols or handle new end-user devices, such as cable modems and IP telephones, as they become widely-used or available.

Strategy

   Our objective is to be the leading provider of comprehensive IP telephony solutions to service providers and enterprises worldwide. Key elements of our strategy include the following:

   Provide the core technology enabling the delivery of a broad range of IP telephony services. We have designed the Clarent system to provide service providers and enterprises with a unified technology platform for the effective and rapid delivery of a broad range of IP telephony services. This will enable service providers and enterprises to offer their customers or end users a wide array of value-added services, including virtual private networks and worldwide roaming, using the Clarent system. An additional element of our strategy is to increase the level of technological interoperability of our products with those of other vendors to expand the breadth of opportunities our products can address. An example of this strategy is to allow enterprises to enable their end users to use IP telephony for voice calls, fax and data transmissions made both within and outside their organization.

   Increase our penetration of service provider market. We plan to increase the sales of our products by expanding our relationships with existing customers and by capturing new customer relationships. We have shipped our solutions to approximately 160 telecommunications service providers, including several of the world's leading long distance carriers. We believe the demand for our products will increase as new and existing customers increasingly derive revenue from IP telephony-based services.

   Target key growth markets worldwide. We will continue to focus our sales, marketing and customer service and support efforts on key growth markets for IP telephony services. We currently maintain a global sales and customer service and support presence, with offices in Belgium, France, Germany, Japan, the People's Republic of China, South Korea, Spain, Taiwan, the United Kingdom and the United States, focusing on both service provider and enterprise customers. We believe that international markets represent particularly attractive early markets for our products and services due to rapid telecommunications deregulation and increasing demand for network capacity. We will continue to add sales, marketing and customer service and support resources in these regions and will respond to emerging opportunities in these markets.

   Promote strategic relationships between our customers. We will continue to promote the formation of bilateral alliances and clearinghouse arrangements between our customers based on the Clarent system. For example, AT&T Corporation, Pacific Gateway Exchange, Telia Telecom, ISPhone, Startec and Rapid Link have established international IP telephony clearinghouses based on the Clarent system. We expect other service providers in different geographic regions to continue to establish bilateral relationships with other Clarent customers or join additional clearinghouses. We believe these relationships will lead to increased installations of our products in both existing and new customers' networks.

   Extend our technology leadership position. We believe we have established a technology leadership position in the market for IP telephony solutions, and we intend to extend this position by leveraging our distinct architecture. Our architecture is a component-based technology that segregates the call processing and network management functions in the Clarent system. We believe that our architecture differentiates the Clarent system from competing vendors' systems by enabling service providers to implement and manage new features and services across a network with a minimum level of service disruption.

   Deliver added value through customer support and services. To drive the rapid deployment of our solutions, we will continue to assist our customers in the installation of our IP telephony systems and provide comprehensive ongoing technical support, training and other services. We expect to continue to build our internal professional services organization and explore additional relationships with potential global services partners as a means of generating additional revenue.

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

Products and Technology

   The Clarent system incorporates internally-developed and third-party technologies, including our proprietary packet handling technology. This technology integrates all functions performed by the Clarent system in a modular, flexible manner that enables the easy addition or alteration of system components and features. As shown below, the Clarent system is comprised of three distinct components:

  . the Clarent Gateway;

  . the Clarent Command Center; and

  . a third-party relational database.

   In order to implement the Clarent system, as shown below, a service provider must acquire a connection to a local central office switch owned by a local telephone company and acquire access to the Internet or an Internet protocol network. This graphic shows that a service provider connects the IP telephone gateway to a central office switch and the Internet, or other Internet Protocol network, to allow the Clarent solution to work. The implementation for an enterprise is the same, except an enterprise usually connects the gateway to a private branch exchange, commonly known as PBX, instead of a central office switch.

[Graphic depicting the architectural structure of our solution, the Clarent System]

 Clarent Gateway

   The Clarent Gateway is an integrated hardware and software product that converts voice, fax and data into packets that can be sent over Internet protocol networks, then transmits these packets over the network. At the destination, another Clarent Gateway converts these packets back into circuit-switched voice, fax and data. The

Clarent Gateway is connected on one side to the traditional telephone network, or to a PBX, and on the other side to the Internet protocol network. Each Clarent Gateway currently has the capacity to handle up to 120 simultaneous voice calls, fax and data transmissions. Typically, a service provider or enterprise will deploy a number of gateways sufficient to handle the projected call volume and for system redundancy. The Clarent Gateway provides the following functionality:

   Standard telephony interfaces. The Clarent Gateway supports many standard telephony interfaces and signaling protocols. Available telephony interfaces include both analog and digital. Supported signaling protocols include MFR1, MFCR2, PRI-ISDN, Feature Group D and SS7/C7, among others.

   Caller interface. Our programmable interactive voice response software provides a voice interface for prepaid calling card applications, captures account codes for specific calls and routes users to specific features or options. This software also processes different call types based on the number dialed (such as toll-free 800 numbers), the automatic number identification of the calling party or characteristics stored as part of a user's record.

   Integrated voice, fax and data. Clarent Gateways simultaneously handle voice, fax and data transmissions through universal ports, eliminating the need to dedicate ports to specific types of transmissions. A universal port can handle any type of call that comes to it, either a voice, fax or data. Conversely, a dedicated port can only handle a single type of call, either voice or fax or data. Universal and dedicated ports each handle one call at a time, but a universal port can handle any type of call. Universal ports are more flexible and cost-efficient.

   Compliance with major telecommunications standards. Clarent Gateways incorporate relevant International Telecommunications Union standards, including the H.323, G.723.1, G.729a and G.711 codecs, as well as the proprietary AudioCodes, Ltd. NetCoder codecs, among others. We also utilize
Q.931 signaling for call setup and control between the gateways, as specified in H.323.

   Low call latency. Clarent Gateways have a measured latency, the lag between transmission and reception of a voice message, of approximately 100 milliseconds, or ms. Even with the addition of a typical 100 ms to 150 ms of network-induced latency, the total system latency typically experienced with Clarent Gateways is only between 200 ms to 250 ms.

   Echo cancellation. Clarent Gateways employ the G.165 standard to provide clear, virtually echo-less voice transmission.

 Clarent Command Center

   The Clarent Command Center is a centralized client/server software package that processes network management and back-office functions, including the routing and pricing of calls, user management, gateway monitoring and billing. A single Clarent Command Center can support more than one Clarent Gateway. The Clarent Command Center does not have a dedicated connection to each Clarent Gateway. Instead it communicates with Clarent Gateways over the Internet or an Internet protocol network. By centralizing all network management and back-office functions, networks that use the Clarent system can be configured and modified quickly and easily. Furthermore, the Clarent Command Center is designed to be fully redundant through the use of multiple Clarent Command Centers to enhance network efficiency and reliability. Examples of network management and back-office functions performed by the Clarent Command Center include:

   Dynamic routing of calls. Calls are directed to specified groups of gateways. In the event that a specified group of gateways is unavailable for a particular destination, the Clarent Command Center will automatically route the call to the specified backup group of gateways for completion. Furthermore, if there are no gateways for a particular destination, the Clarent Command Center can always route the call through the circuit-switched network, so that call completion can be guaranteed.

   Call pricing. The Clarent Command Center supports a wide range of pricing options for service provider and enterprise customers. Service providers are able to customize their pricing schemes to their business needs and offer different rates for the same routes based on individual call or user characteristics. Enterprise customers are able to charge calls back to different internal departments. Examples of pricing options supported by the Clarent Command Center include time-of-day rates and drop-off rates, which are reduced rates after the first minute of a call. Rates can also be varied, based on the identity of the caller, the calling number or the called number, such as toll-free numbers.

 Relational Database

   The Clarent system also requires the installation of a third-party relational database that stores operational support system data for a network of Clarent gateways. The data stored in the database is used by the Clarent Command Center to provide comprehensive back-office functionality. The Clarent system is currently compatible with specific databases, including current releases from Oracle Corporation and Microsoft Corporation. As a result, customers using the Clarent system can develop their own customized Web interfaces, billing systems and advanced management tools. Examples of the data stored in the relational database include:

   Billing information. Billing data is collected and stored in the relational database and includes extensive detail on all calls made through the network. Invoice generation and reporting programs can be developed using standard database reporting tools.

   Domain management. Service provider and enterprise customers want to determine what calls can be completed within their networks. The Clarent system provides these customers with this capability to segment a network into domains, or "subnetworks" within a larger network.

 Other Clarent Products and Services

   The following table provides a summary of additional Clarent products and services:


  Product or Service               Features
  Clarent Connect                  Provides network interconnection; real-time
                                   account settlement; least-cost routing of
                                   calls; balancing of calls between partners;
                                   and connecting service providers and private
                                   networks of companies
-------------------------------------------------------------------------------
  Clarent Clearinghouse Products   Harvest, sort, group and archive billing
                                   data from individual gateways or networks of
                                   gateways
-------------------------------------------------------------------------------
  Clarent SS7/C7 Gateway Signaling Provides seamless connection between a service provider's network and a Clarent
                                   Gateway
-------------------------------------------------------------------------------
  Clarent Care                     Provides software upgrades and worldwide
                                   technical support to customers seven days a
                                   week, 24 hours a day
-------------------------------------------------------------------------------
  Clarent University               Provides basic and advanced training courses
                                   to users of Clarent technology


 Products Under Development

   We are developing a new architecture called Clarent Open Network Environment (Clarent ONE). We believe that this new architecture will provide the foundation for Clarent products going forward. Clarent ONE is also being designed to introduce a variety of open, standards-based products targeted to allow consumers to use new end user devices to make IP telephony calls.

   We are currently designing a suite of products based on the Clarent ONE architecture expected to be released in phases during the next 18 months. These products include:

  . Clarent ClearView
  . Clarent Gatekeeper
  . Clarent Call Manager
  . Clarent Application Programming Interfaces (APIs)
  . Clarent high density gateway

   Clarent ClearView. Clarent ClearView is designed to provide network management capabilities to customers and tools that allow customers to build their own network management features.

   Clarent Gatekeeper. The Clarent Gatekeeper will be designed to allow Clarent gateways to interoperate with other vendors' gateways.

   Clarent Call Manager. The Clarent Call Manager is an open, standards-based product that will be designed to allow new end user devices to make calls through IP telephony networks.

   Clarent Application Programming Interfaces (APIs). Clarent APIs will be designed to allow software developers to build new end user applications to work with our products.

   Clarent high density gateway. The Clarent high density gateway will be designed to perform the same functions as the current Clarent Gateway, but will be designed to allow 1,500 to 2,000 simultaneous calls in a gateway that currently handles up to 120 simultaneous calls.

Customers

   We began commercial shipments of our products in March 1997 and, as of September 30, 1999, had already shipped Clarent Systems to approximately 160 telecommunications service providers in 55 countries. We sell our products directly and through distributors to service providers.

   The following table is a list of our top 15 customers by revenue for 1998:

   AT&T Corporation           Hemisphere Communications Corporation Sprint Corporation
   AT&T GCSI Inc.             IT&E Overseas, Inc.                   Star Telecom
   AT&T Jens Corporation      Korea Telecom International           Technet International, Inc.
   Bitro Telecommunications,  Rapid Link Telecommunications         Telecomet International Inc.
    Inc.
   Dacom International Inc.   Singapore Telecommunications Ltd.     Telia Telecom

   In 1998 sales to these customers represented approximately 70% of our revenues. Entities affiliated with AT&T Corporation accounted for 36% of net revenue and Technet International accounted for 12% of net revenue in 1998. Entities affiliated with AT&T Corporation accounted for 16% of net revenue and entities affiliated with Ji Tong Communications Co., Ltd. accounted for 15% of net revenue in the first nine months of 1999.

Customer Case Studies

   The following case studies illustrate how certain of our customers have deployed our products.

   Jens Corporation (a subsidiary of Japan Telecom as of September 1, 1999, previously owned by AT&T Corporation). Jens Corporation offered its customers IP telephony services using the Clarent system in September 1997. Its first service offering, AT&T @Phone, is a prepaid and postpaid calling card service that initially allowed consumers in Japan to call 57 other countries around the world. By the fall of 1998, Jens Corporation had expanded this service to provide voice and fax service to 224 countries. Using the Clarent system, Jens Corporation has been able to provide international long distance telephone services to customers in Japan, a market in which it had previously not been able to provide service using circuit-switched technology. We believe that the success of AT&T @Phone stems from its ability to offer a lower priced international long distance alternative compared to existing circuit-switched services.

   Rapid Link Telecommunications. Rapid Link Telecommunications, an international telecommunications service provider based in Atlanta, Georgia, launched commercial long distance service using the Clarent system in the fall of 1998. The initial service launched was a prepaid long distance calling card service between Asia, Europe and the United States. Rapid Link Telecommunications is expanding its IP telephony network by setting up bilateral partnerships with major international telecom carriers offering IP telephony services in their geographic regions. The first partnership was signed with Korea Telecom International in November 1998, and the second partnership was announced with Telecom Malaysia in September 1999.

   Telia Telecom. Telia Telecom, the leading telecommunications service provider in Scandinavia and the incumbent telephone company in Sweden, began commercial IP telephony trials in the summer of 1998 using the Clarent system. After testing our products against those of seven other vendors, Telia Telecom selected the Clarent system, based on its differentiating features. These differentiating features included voice quality and the flexibility of the Clarent Command Center. Telia launched its service in February 1999. At that same time, Telia Telecom also launched Europe's first IP telephony clearinghouse, using the Clarent system, for international IP telephony calls. Since then, Telia Telecom has recruited approximately 15 service providers to join the clearinghouse.

   Sybase, Inc. Sybase, Inc., a leading enterprise software company, is currently using the Clarent system at selected sites worldwide. At these sites the company's employees are using Sybase, Inc.'s existing PBX, which connects to a Clarent Gateway, to make IP telephony calls within Sybase, Inc. When calling outside Sybase, Inc.'s internal network, the company calls are routed through the Clarent Gateways in the AT&T Global Clearinghouse's IP telephony network. By implementing the Clarent system into its corporate network, Sybase, Inc. anticipates realizing a significant reduction in its telecommunications costs.

Sales, Marketing and Customer Service and Support

 Sales

   We currently have a global sales organization with sales and support offices in Belgium, France, Germany, Japan, the People's Republic of China, South Korea, Spain, Taiwan, the United Kingdom and the United States. Our sales force sells our products to service providers and enterprises both directly and through third-party distributors. Direct sales accounted for 82% of our net revenue for the year ended December 31, 1998 and 83% for the nine months ended September 30, 1999. In addition, we have 13 third party distributors in 10 countries. Our arrangements with these distributors provide discount levels, target geographic sales regions and other material terms. In addition, we believe that our value added reseller (VAR) relationship with Siemens will expand our sales opportunities because of the size and geographic presence of Siemens' sales force.

 Marketing

   Our marketing organization develops strategies and implements programs to support the sale of our products. Our current marketing efforts include a number of programs designed to increase industry visibility, including press/analyst tours, trade shows and events, speaking engagements and ongoing interaction with analysts and the media as well as targeted marketing programs. In particular, we have established a partner marketing program to enhance members' ability to develop applications and complementary technology to work with our products and to encourage the growth of minutes exchange networks or clearinghouses based on our technology. Additional programs include our customer summit, which provides the opportunity for our customers to meet each other and learn more about the Clarent system. We also undertake joint marketing programs with our clearinghouse customers to help them build their customer base.

 Customer Service and Support

   We believe that customer service and support are critical to maintaining existing customer relationships and developing relationships with new customers. Our professional services group performs the following functions:

  . pre-sales support;

  . product installation and customization;

  . technical support and consulting services;

  . customer training; and

  . product maintenance.

   In addition to our sales and support offices in North America, Asia and Europe, we have established a support center in the United States that provides support seven days a week, 24 hours a day. We also currently partner with Equant Integration Services, Inc., a supplier of international network support services, to provide global call center and technical support to our customers.

Competition

   We compete in a new, rapidly evolving and highly competitive and fragmented market. We expect competition to intensify in the future. We believe that the main competitive factors in our market are product quality, features, cost and customer relationships. We believe a critical component to success in this market is the ability to establish and maintain strong customer relationships with a wide variety of international service providers and to facilitate relationships between those service providers to increase the geographic coverage of their services.

   Our current principal competitors include large networking equipment manufacturers, such as 3Com Corporation and Cisco Systems, Inc., large telecommunications equipment manufacturers, such as Lucent Technologies Inc. and Nortel Networks Corporation, and IP telephony technology companies, such as VocalTec Communications, Ltd. We also expect new competitors to emerge. Many of our competitors are substantially larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels and stronger relationships with service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. In addition, they may be able to compete more effectively because they will be able to add IP telephony features to their existing equipment or bundle these features as part of a broader solution. Furthermore, we believe some of our competitors may offer aggressive sales terms, including financing alternatives, which we might not be able to match. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity, we also expect that other companies may enter our market with better products and technologies. According to one industry source, our market share in the IP telephony equipment market, as measured by ports shipped, fell from 16.7% in 1998 to 4.0% in the first half of 1999. If any technology that is competing with ours is more reliable, faster, less expensive or has other advantages over our technology, then the demand for our products and services could decrease.

   We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. Successful new product introductions or enhancements by our competitors could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive.

   Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

Research and Development

   To maintain our technology leadership position, we focus our research and development efforts on improving the functionality and performance of our existing products and developing new products. We obtain extensive product development input from our customers and monitor our customers' needs and changes in the marketplace. We are currently working on key areas such as ways to improve the transmission of packets as well as the interoperability of our products with those of other vendors. In addition we are developing improvements to network management and enhanced end-user features.

   We believe our success will depend, in part, on our ability to develop and introduce new products and enhancements to our existing products. In the past we have made, and intend to continue to make, significant investments in research and development. Our engineering, research and development expenditures totaled approximately $136,000 in 1996, $1.0 million in 1997, $3.4 million in 1998 and $6.0 million for the nine months ended September 30, 1999.

   We perform our research and product development activities at our principal offices in Redwood City, California. As of September 30, 1999, we had 53 employees in our research and development department. If we are unable to develop new products or enhancements to existing products on a timely basis, or if the new products or enhancements fail to achieve market acceptance, our business, financial condition and results of operations could be seriously harmed.

Manufacturing and Assembly

   Our manufacturing operations consist of materials planning and procurement, final assembly, product assurance testing, quality control and packaging and shipping. We assemble and test our products at our facilities in Redwood City, California. Based on volume, geographic or customer requirements, we may begin outsourcing some assembly and test functions. We have developed an assembly process that enables us to configure our products to be adapted to different customer specifications at the final assembly stage. This flexibility is designed to reduce both our assembly cycle time and our need to maintain a large inventory of finished goods. We believe that the efficiency of our assembly process to date is largely due to our product architecture and our commitment to assembly process design. However, this assembly process involves some risks, including the potential absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, quality and costs.

   We test our products both during and after the assembly process using internally-developed product assurance testing procedures. Although we generally use standard components for our products and try to maintain alternative sources of supply, some key components are purchased from sole or single source suppliers for which alternative sources are not currently available. We may experience supply problems in the future from any of our suppliers, which could delay our ability to assemble and ship our products and seriously harm our business, financial condition and results of operations.

Patents and Intellectual Property

   We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We currently do not have any United States patents issued for any of our technology, although we do have four United States applications, one German application and one Japanese application on file.

   We also enter into confidentiality and proprietary information and inventions agreements with our employees and consultants, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. The laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many United States companies have encountered substantial infringement problems in these countries, some of which are countries in which we have sold and continue to sell products. There is a risk that our means of protecting our proprietary rights may be inadequate. For example, our competitors may independently develop similar technology, duplicate our products or design around our patents, when or if issued, or our other intellectual property rights. If we fail to adequately protect our intellectual property, it would be easier for our competitors to sell competing products.

   From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to us. In addition, third parties may assert claims or initiate litigation against us or our manufacturers, suppliers or customers with respect to existing or future products, trademarks or other proprietary rights. We have not conducted an exhaustive search of patents issued to other companies or organizations. Because of the number of patents issued and patent applications filed relating to the transmission of voice over packet-switched networks, we believe there is a risk that current and potential customers and other third parties have filed, or in the future will file applications for, or have received or in the future will receive, patents or obtain additional intellectual property rights relating to materials or processes that we use or propose to use. If these third-party patents or other proprietary rights have been or are issued, or are otherwise asserted by third parties, the holders of these patents or other proprietary rights may bring infringement claims against us. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights and the rights of competitors. Any of these claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to develop non-infringing technology. Alternatively, others may claim that we infringe their intellectual property rights, and we may be required to obtain a license or royalty agreement under the intellectual property rights of those parties claiming the infringement. In addition, an adverse ruling could result in substantial, including treble damages or the issuance of an injunction against us requiring that we cease development and withdraw some products from the marketplace. Limitations on our ability to market our products and delays and costs associated with monetary damages and redesigns in compliance with an adverse judgment or settlement could harm our business, financial condition and results of operations.

Employees

   As of September 30, 1999, we had a total of approximately 230 employees, of which approximately 53 were in research and development, 100 were in sales, marketing and customer support and 77 were in finance, administration and operations. Our future performance depends, in significant part, upon our ability to attract new personnel and retain existing personnel in key areas including engineering, technical support and sales. Competition for this personnel is intense, especially in the San Francisco Bay Area where we are headquartered, and we cannot be sure that we will be successful in attracting or retaining the personnel in the future. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be satisfactory.

Facilities

   We occupy approximately 86,000 square feet of space in Redwood City, California. The term of the lease for 14,000 square feet of this facility expires in December 1999, 25,000 square feet expires in December 2003 and the remaining 47,000 square feet expires in October 2004. In addition to our principal office space in Redwood City, California, we also lease sales and support offices in Illinois and internationally in Belgium, France, Germany, Japan, the People's Republic of China, South Korea, Spain, Taiwan and the United Kingdom. We believe that existing facilities are adequate for our needs through calendar year 1999 and are currently in the process of locating additional space to meet our expected requirements thereafter. If we require additional space, we believe that we will be able to secure such space on commercially reasonable terms without undue operational disruption.

Legal Proceedings

   We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors and their ages as of September 30, 1999, are as follows:

Name                             Age                  Position
----                             ---                  --------
Jerry Shaw-Yau Chang............  40 Chief Executive Officer, President and
                                      Director

Richard J. Heaps................  47 Chief Operating Officer, Chief Financial
                                      Officer, General Counsel and Secretary

Michael F. Vargo................  39 Senior Vice President, Chief Technology
                                      Officer and Director

Mark E. McIlvane................  46 Senior Vice President, Worldwide Sales

Heidi H. Bersin.................  44 Senior Vice President, Corporate Marketing
                                      and Communications

Mong Hong (Mahan) Wu............  40 Senior Vice President and General Manager,
                                      Asia Pacific

Wen Chang Ko(1)(2)..............  50 Director

Syaru Shirley Lin(1)(2).........  31 Director

William R. Pape.................  49 Director

---------------------
(1) Member of the audit committee
(2) Member of the compensation committee

   Mr. Chang, one of our co-founders, has served as our President and Chief Executive Officer and as a director since our inception in July 1996. From March 1996 through June 1996, Mr. Chang worked as the system architect for Relations Software, a developer of network and applications monitoring software. From September 1994 through February 1996, Mr. Chang served as a Senior Software Engineer at OnLive! Technologies, Inc., a developer of on-line communications technology. Prior to September 1994, Mr. Chang spent seven years at Centura Software Corporation, formerly Gupta Corporation, a supplier of client/server application development and deployment technology, as a manager and developer of Centura Software Corporation's client/server database solution. Mr. Chang holds a B.S. degree in control engineering from National Chiao-Tung University and an M.S. degree in computer science from Pennsylvania State University. Mr. Chang's brother-in-law, Shoon Shen Tony Wang, serves as our Controller of the Asia Pacific region.

   Mr. Heaps has served as our Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary since September 1998. From July 1997 through August 1998, Mr. Heaps worked as an independent consultant and headed a private consulting firm and law practice serving Silicon Valley-based high-technology companies. From October 1987 through July 1997, Mr. Heaps served in various management positions at Centura, most recently serving as Senior Vice President of Business Development and General Counsel. Mr. Heaps is a member of the State Bar of California and a member of the board of directors of the Children's Discovery Museum of San Jose. Mr. Heaps holds a B.A. degree in economics and mathematics from Yale University and J.D. and M.B.A. degrees from Stanford University.

   Mr. Vargo, one of our co-founders, has served as a Senior Vice President since July 1999 and as our Chief Technology Officer and as a director since our inception in July 1996. From April 1996 through June 1996, Mr. Vargo served as a Senior Software Engineer at Oracle Corporation, a leading provider of relational databases. From January 1995 through April 1996, Mr. Vargo served as a Senior Software Engineer at OnLive! Technologies, Inc. From January 1992 through December 1994, Mr. Vargo served as a Senior Software Engineer at Centigram Corporation, a voice messaging equipment manufacturer. Prior to Centigram Corporation, Mr. Vargo spent seven years at Pacific Bell. Mr. Vargo holds a B.S. degree in electrical engineering and an M.E. degree in electrical engineering from California State Polytechnic University at Pomona.

   Mr. McIlvane has served as our Senior Vice President, Worldwide Sales since July 1999, having previously served as our Vice President, Worldwide Sales since July 1997. From January 1993 through June 1997, Mr. McIlvane served as Vice President of Sales and Marketing for Comverse Technology, Inc., a manufacturer of high-performance voice processing computers for network-based telecommunications service providers. Prior to Comverse Technology, Inc., Mr. McIlvane served in various senior positions at Applied Communications, Inc., a wholly owned subsidiary of U.S. WEST, Inc. and Bell & Howell Corporation.
Mr. McIlvane holds a B.S. degree in business and economics from MacMurray
College.

   Ms. Bersin has served as our Senior Vice President, Corporate Marketing and Communications since July 1999, having previously served as our Vice President, Marketing since February 1997. From 1983 through January 1997, Ms. Bersin served in various management positions at Pacific Bell and Pacific Bell Information Services, including Director of Pacific Bell Information Services from 1986 to 1997. Ms. Bersin holds a B.A. degree from Stanford University and an M.B.A. degree from Yale University.

   Mr. Wu has served as our Senior Vice President and General Manager, Asia Pacific since July 1999, having previously served as our Vice President and General Manager of the Asia Pacific region since April 1997. From January 1996 through March 1997, Mr. Wu served as the Regional Sales Manager of Computer Sales Operations for Hewlett-Packard Company, a measurement and computer equipment manufacturer, in Asia, except Japan, and Australia after Hewlett-Packard Company acquired Convex Computer Corporation, a supercomputer manufacturer, where Mr. Wu served as General Manager of the Asia Pacific region, except Japan, from January 1994 through December 1995. Mr. Wu holds a B.S. degree in electrical engineering and an M.B.A. degree from National Chiao-Tung University.

   Mr. Ko has served as a director since June 1997. Since 1990, Mr. Ko has served as Chairman of the WK Technology Funds and also served as Chairman of the Taipei Venture Capital Association from 1992 to 1995. From 1977 to 1990, Mr. Ko served in various management positions at Hewlett-Packard Taiwan Ltd., most recently serving as Chairman and President from 1979 to 1990. From 1974 to 1977, Mr. Ko served in various positions at IBM in the United States, most recently serving as Research and Development Project Manager from 1975 to 1977. Mr. Ko holds a B.S. degree in electrical engineering from National Cheng Kung University and an M.S. degree in system science from Michigan State University.

   Ms. Lin has served as a director since July 1998. Since 1993, Ms. Lin has been employed by Goldman Sachs (Asia) Limited. She currently serves as an executive director in the Principal Investment Area, which manages several principal investment funds. From 1990 to 1993, Ms. Lin worked for Morgan Stanley & Co. in New York and Hong Kong. Ms. Lin is also a non-executive director of Hung Hing Printing Group Limited, a publicly listed company on the Hong Kong Stock Exchange. Ms. Lin holds a B.A. degree from Harvard University.

   Mr. Pape has served as a director since October 1999. Since June 1998, Mr. Pape has been involved in several startups. In 1982, Mr. Pape co-founded Verifone and from 1982 to 1998 served in a variety of senior positions, including Senior Vice President, Chief Information Officer, Vice President Product Marketing and Vice President Software Development. Prior to co-founding Verifone, Mr. Pape was a principal at Innovative Software Applications, and an Assistant Professor of Decision Sciences at the University of Hawaii School of Business. Mr. Pape holds an A.B. degree in psychology from Stanford University. He holds two advanced degrees from the University of Hawaii, an M.A. in social psychology and an M.A. in communications.

   Executive officers are appointed by the board of directors and serve until their successors are qualified and appointed. There are no family relationships among any of our directors or executive officers.

Board Composition

   The number of directors is currently set at five. In accordance with the terms of our amended and restated certificate of incorporation, the terms of the office of the board of directors are divided into three classes, with each class holding office for staggered three year terms: Class I directors' terms will expire at the annual meeting of stockholders to be held in 2000, Class II directors' terms will expire at the annual meeting of stockholders to be held in 2001, and Class III directors' terms will expire at the annual meeting of stockholders to be held in 2002. The Class I director is Ms. Lin. The Class II directors are Mr. Ko and Mr. Vargo, and the Class III directors are Mr. Chang and Mr. Pape.

   At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control. Although our directors may be removed for cause by the affirmative vote of the holders of a majority of the common stock, our amended and restated certificate of incorporation provides that holders of two-thirds of the common stock must vote to approve the removal of directors without cause.

Board Committees

   The compensation committee consists of Mr. Ko and Ms. Lin. The compensation committee:

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our equity incentive plans; and

  . makes recommendations to the board of directors regarding compensation matters.

   The audit committee consists of Mr. Ko and Ms. Lin. The audit committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other professional services provided by our independent auditors;

  . reviews the independence of the independent auditors; and

  . reviews and evaluates our internal control functions.

Compensation Committee Interlocks and Insider Participation

   The members of our compensation committee are Mr. Ko and Ms. Lin. None of the members of the compensation committee of the board of directors is currently or has been, at any time since our formation, one of our officers or employees.

   On February 24, 1998, we issued secured convertible subordinated promissory notes with an aggregate principal amount of $2,600,000 and warrants to purchase an aggregate of 59,266 shares of Series C preferred stock at an exercise price of $5.59, in a private placement debt and equity financing with

  . WK Technology Fund and entities affiliated with WK Technology Fund,

  . Alice Wang, the spouse of Mr. Chang, one of our co-founders and chief executive officer,

  . Daniel Warmenhoven, one of our directors, who has since resigned from the board of directors, and

  . one unaffiliated investor.

These warrants were exercised prior to completion of our initial public offering and all outstanding shares of preferred stock automatically converted into shares of common stock upon the completion of our initial public offering.

   In connection with this financing we issued notes evidencing an aggregate principal amount of $2,000,000 and warrants to purchase an aggregate of 45,590 shares of Series C preferred stock to entities affiliated with WK Technology Fund. $2,050,000 of the promissory notes were converted into shares of Series C preferred stock on June 11, 1998.

   On June 11, 1998 and December 7, 1998, we issued an aggregate of 2,644,241 shares of Series C preferred stock, at a per share price of $6.58, in a private placement equity financing with entities affiliated with WK Technology Fund and several unaffiliated investors. In connection with this financing we issued an aggregate of 312,194 shares in connection with the conversion of promissory notes by entities affiliated with

WK Technology Fund. All outstanding shares of preferred stock automatically converted into shares of common stock upon the completion of our initial public offering. We also entered into a voting agreement with some of our stockholders in connection with the sale of our Series C preferred stock. In connection with the voting agreement, we issued warrants to purchase 101,000 shares of our Series C preferred stock at an exercise price of $6.58 per share to each of:

  . WK Technology Fund III; and

  . The Goldman Sachs Group, L.P., the predecessor to The Goldman Sachs
    Group, Inc., and affiliated investment partnerships, which are affiliated with Goldman Sachs (Asia) Limited. Ms. Lin, one of our directors, is an executive director of Goldman Sachs (Asia) Limited.

These warrants expired upon the completion of our initial public offering.

Director Compensation

   Directors who are also executive officers do not receive any additional compensation for serving as members of the board of directors or any committee of the board of directors. Non-employee directors who join the board of directors after our initial public offering are expected to receive an initial option to purchase 5,000 shares of common stock and all non-employee directors are expected to receive an option to purchase 2,000 shares of common stock under our 1999 non-employee directors' stock option plan at each regular meeting of the board of directors, beginning with the third meeting after our initial public offering or after the initial grant of 5,000 shares.

Executive Compensation

   The following table sets forth information for the year ended December 31, 1998, regarding the compensation of our chief executive officer and each of our four most highly-compensated executive officers whose salary and bonus for the year ended December 31, 1998 were in excess of $100,000 on an annualized basis:

                           Summary Compensation Table

                                                                    Long-Term
                                 Annual Compensation           Compensation Awards
                        ------------------------------------- ---------------------
Name and Principal                             Other Annual   Securities Underlying     All Other
Position                Salary($)(1) Bonus($) Compensation(2)      Options(#)       Compensation($)(3)
------------------      ------------ -------- --------------- --------------------- ------------------
Jerry Shaw-Yau Chang
 President and Chief
 Executive Officer.....   $110,000        --          --                  --                  --
Richard J. Heaps(4)
 Chief Operating
 Officer, Chief
 Financial Officer,
 General Counsel and
 Secretary.............     67,500   $ 6,160          --             400,000                  --
Michael F. Vargo
 Chief Technology
 Officer...............    131,875     7,500          --                  --                  --
Mark E. McIlvane
 Vice President,
 Worldwide Sales.......    202,717    20,000      $7,800             160,000              $2,000
Mong Hong (Mahan) Wu
 Vice President and
 General Manager, Asia
 Pacific...............    131,640    26,145          --                  --                  --

---------------------
(1) Mr. McIlvane's salary consists of a salary of $150,000 and sales commissions of $52,717.
(2) Consists of reimbursement of automobile expenses.
(3) Consists of life insurance premiums.
(4) Mr. Heaps started his employment with us in September 1998. Mr. Heaps would have earned a salary of $180,000 if he had been employed by us for the entire year.

                       Option Grants in Last Fiscal Year

   The following table sets forth certain information relating to stock options awarded to each of the named executive officers during the fiscal year ended December 31, 1998. All such options were awarded under the 1999 amended and restated equity incentive plan.

                                                                     Potential Realizable
                                                                       Value at Assumed
                                                                    Annual Rates of Stock
                                                                    Price Appreciation for
                                     Individual Grants               Stock Option Term(2)
                         ------------------------------------------ ----------------------
                         Number of
                         Securities % of Total
                         Underlying  Options   Exercise
                          Options    Granted   Price Per Expiration
Name                      Granted   in 1998(1)   Share      Date        5%         10%
----                     ---------- ---------- --------- ---------- ---------- -----------
Jerry Shaw-Yau Chang....       --        --         --          --          --          --
Richard J. Heaps........  400,000      13.2%    $0.75     08/27/08  $9,473,368 $15,262,455
Michael F. Vargo........       --        --         --          --          --          --
Mark E. McIlvane........  160,000       5.3      0.329    07/20/08   3,856,707   6,172,342
Mong Hong (Mahan) Wu....       --        --         --          --          --          --

---------------------
(1) The total number of options granted to our employees in fiscal year 1998 was 3,030,896.
(2) In order to comply with the rules of the Securities and Exchange Commission, we are including the gains or "option spreads" that would exist for the respective options we granted to the named executive officers. We calculate these gains based upon the initial public offering price of $15.00 per share appreciating at 5% and 10% compounded annually from the date of the option grant until the termination date of the option. These gains do not represent our estimate or projection of the future common stock price.


   Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-end Option
                                     Values

   The following table sets forth the number and value of securities underlying unexercised options held by the named executive officers at December 31, 1998:

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                        Options at          In-the-Money Options at
                           Shares                    December 31, 1998       December 31, 1998(1)
                          Acquired      Value    ------------------------- -------------------------
Name                     on Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Jerry Shaw-Yau Chang....        --           --         --           --            --           --
Richard J. Heaps........        --           --         --      400,000            --   $5,700,000
Michael F. Vargo........        --           --         --           --            --           --
Mark E. McIlvane........        --           --    324,882      175,118    $4,846,790    2,589,820
Mong Hong (Mahan) Wu....   221,664   $3,319,418     11,668      326,668       174,728    4,891,853

---------------------
(1) The amount set forth represents the difference between the fair market value of the underlying common stock using the initial public offering price of $15.00 per share and the exercise price of the option, multiplied by the number of shares underlying the option.

Employment Agreements

   In June 1997, we entered into an employment agreement with Mark E. McIlvane, Senior Vice President, Worldwide Sales. The agreement was amended on June 1, 1998. The amended agreement provides for an annual base salary of $150,000. Mr. McIlvane is also eligible to receive sales commissions. The sales commissions are based upon the sales plan that sets out the quota attainment standards and the associated percentage of revenue to be paid as sales commissions. The sales plan's objectives include attaining revenue that exceeds our business plan. Under the sales plan's provisions, commissions are paid monthly based on product and service revenue. A higher commission percentage can be earned if revenue exceeds quota targets. There is no limit to the amount of commission that can be earned. The agreement also provides Mr. McIlvane with incentive stock options to purchase an aggregate of 500,000 shares of common stock. Of those options, 40,000 shares vested immediately upon the signing of the amendment to the employment agreement, 370,000 shares are subject to time-based vesting over a four-year period and 90,000 shares are subject to certain milestone-based vesting, but must vest by August 1, 2004. The agreement provides that Mr. McIlvane is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if we terminate Mr. McIlvane's employment without cause, we must pay Mr. McIlvane a severance payment equal to 100% of his annual salary.

   In August 1998, we entered into an employment agreement with Richard J. Heaps, Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary. The agreement provides for an annual base salary of $180,000. Mr. Heaps is also eligible to receive a $40,000 annual performance bonus based on quarterly goals and objectives agreed upon by him and the chief executive officer. The amount of the bonus will be reviewed and reset in each subsequent year. The agreement also provides Mr. Heaps with an incentive stock option to purchase 400,000 shares of common stock, which is subject to time-based vesting over a four-year period. In the event Mr. Heaps is terminated without cause or constructively terminated within 18 months of any change of control, between 50% to 100% of the outstanding options then held by Mr. Heaps will accelerate and vest, depending on how long Mr. Heaps had been employed with us prior to termination. "Constructive termination" is defined in the agreement as a voluntary termination of employment after his duties or benefits are materially reduced. The agreement provides that Mr. Heaps is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if we terminate Mr. Heaps' employment without cause or if Mr. Heaps voluntarily terminates his employment after his duties or benefits are materially reduced, we must pay Mr. Heaps a severance payment equal to up to 100% of his annual salary, depending on the amount of time Mr. Heaps has been employed by us.

Stock Plans

   1999 Amended and Restated Equity Incentive Plan. Our 1999 amended and restated equity incentive plan was adopted in October 1996, amended in May 1997, May 1998 and October 1998, and amended and restated by the board of directors in April 1999. An aggregate of 11,358,170 shares of common stock currently are authorized for issuance under the equity incentive plan. However, on January 31 of 2000, 2001, 2002, 2003 and 2004, respectively, the aggregate number of shares of common stock that are available for issuance under the equity incentive plan will automatically be increased by that number of shares of common stock equal to 2.5% of our outstanding shares of common stock on that date or a lesser amount as determined by the board of directors for each year.

   The equity incentive plan provides for the grant of incentive stock options, as defined under the amended Internal Revenue Code of 1986, to employees, including officers and employee directors, and non-statutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to our and our affiliates' employees, including officers and employee directors, directors and consultants. The equity incentive plan is administered by the compensation committee of our board of directors which determines the recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

   The terms of options granted under the equity incentive plan may not exceed ten years. Our compensation committee determines the exercise price of options granted under the equity incentive plan. However, the exercise price for an incentive stock option and a non-statutory stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant. Options granted under the equity incentive plan vest at the rate specified in the option agreement. Generally, the right to exercise 25% of the total number of shares granted vests 12 months after the date of option grant, with the remainder vesting monthly over three years thereafter, such that an option is fully vested on the fourth anniversary of the date of the option grant. Generally, the optionee may not transfer a stock option other than by will or the laws of descent or distribution. However, an optionee may designate a beneficiary who may exercise the option in the event of the optionee's death or disability. Unless the terms of an optionee's option agreement provide for an earlier termination, in the event of the optionee's cessation of his or her relationship with us due to death or disability, the optionee's beneficiary may exercise any vested options after the date of the cessation for up to 18 months after death and 12 months after disability after the date of such cessation. If the optionee's relationship with us ceases for any reason other than the optionee's death or disability, the optionee may exercise any vested options during a minimum of 30 days following such cessation. Generally, the same terms and conditions that govern the vesting and exercise of non-statutory options shall apply to stock appreciation rights, and stock appreciation rights shall generally be subject to the same terms and conditions applicable to the particular option grant to which these rights pertain.

   No incentive stock option, may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of our total combined voting power or that of any of our affiliates, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of the grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under the equity incentive plan and all of our other stock plans and those of our affiliates, may not exceed $100,000. Pursuant to Section 162(m) of the Internal Revenue Code, no person may be granted options under the equity incentive plan covering more than 720,000 shares of common stock in any calendar year.

   Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the equity incentive plan. Our compensation committee has the authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and new options will count toward the
Section 162(m) limitations set forth above. Shares subject to stock appreciation rights exercised in accordance with the incentive plan will not be available for subsequent issuance under the incentive plan.

   If there is any sale of all or substantially all of our assets, any merger or any consolidation in which we are not the surviving corporation, or a like transaction involving us, all outstanding awards under the equity incentive plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the vesting of stock awards held by persons still serving us or our affiliates will be accelerated as to all of the shares and the awards will terminate if not exercised prior to the sale of assets, merger or consolidation.

   As of September 30, 1999, 2,118,145 shares of common stock had been issued upon the exercise of options granted under the equity incentive plan, options to purchase 7,934,275 shares of common stock were outstanding and as of September 30, 1999, 1,305,750 shares remained available for future grant. The equity incentive plan will terminate on April 7, 2009, unless terminated by our board of directors before then. As of September 30, 1999, 7,000 stock appreciation rights had been granted and no stock bonus or restricted stock has been granted under the equity incentive plan.

   1999 Non-Employee Directors' Stock Option Plan. In April 1999, our board of directors adopted the 1999 non-employee directors' stock option plan to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors who are not any of our affiliates' employees or consultants. Our board of directors administers the directors' plan, but may delegate the administration to a committee.

   The aggregate number of shares of common stock that may be issued under options granted under the directors' plan is 300,000 shares. Under the terms of the directors' plan each person who is elected or appointed for the first time to be a non-employee director after our initial public offering automatically shall, upon the date of his or her initial election or appointment to be a non-employee director by our board of directors or stockholders, be granted an option to purchase 5,000 shares of common stock. In addition, on the day of each regular meeting of the board of directors, commencing with the third regular meeting subsequent to the date of our initial public offering or the date of each non-employee directors' initial grant under the director's plan, each person who is then serving as a non-employee director automatically shall be granted an option to purchase 2,000 shares of common stock.

   The exercise price of the options granted under the directors' plan will be equal to the fair market value of the common stock on the date of grant. No option granted under the directors' plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the directors' plan vest and become exercisable immediately. Options granted under the directors' plan generally are non-transferable. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with us or any of our affiliates, whether as one of our non-employee directors or subsequently as our affiliates' employee, director or consultant, ceases for any reason, the vested option may be exercised as provided in the option agreement, which is three months generally, 12 months in the event of optionee's disability and 18 months in the event of optionee's death.

   As of September 30, 1999, no options have been granted under the directors' plan.

   1999 Employee Stock Purchase Plan. In April 1999, our board of directors approved the 1999 employee stock purchase plan covering an aggregate of 600,000 shares of common stock. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the purchase plan, the board of directors or a committee may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the purchase plan. The offering period for any offering will be no more than 27 months.

   Under the purchase plan, employees are eligible to participate if they are employed by us or one of our affiliates designated by our board of directors and are employed at least 20 hours per week and at least five months per year. Employees who participate in an offering will have the right to purchase up to the number of shares of common stock purchasable with a percentage designated by our board of directors, up to 10%, of an employee's earnings withheld pursuant to the purchase plan and applied, on specified dates determined by the board of directors, to the purchase of shares of common stock. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us.

   In the event of changes in control, our board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor corporation, or that such rights may continue in full force and effect, or that all sums collected by payroll deductions will be applied to purchase stock immediately prior to the change in control. The purchase plan will terminate at the board of directors' discretion or when all of the shares reserved for issuance under the purchase plan have been issued.

   As of September 30, 1999, no shares of common stock have been purchased under the purchase plan, although rights to purchase have accrued since our initial public offering. The first purchase date under the purchase plan is November 15, 1999.

Description of 401(k) Plan

   401(k) Plan. We maintain the Clarent Corporation 401(k) Retirement Plan for eligible employees. In order to be a participant in the 401(k) plan, an employee must have attained age 18. A participant may contribute up to 25% of his or her total annual compensation to the 401(k) plan, or up to a statutorily prescribed annual limit, if less. The annual limit for 1999 is $10,000. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) plan's trustee.

We may make discretionary contributions as a percentage of participant contributions, subject to established limits. To date, we have not made any contributions to the 401(k) plan on behalf of the participants. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by us or our employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that our contributions, if any, will be deductible by us when made.

Limitation of Liability and Indemnification Matters

   Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of the fiduciary duties as a director except for liability

  . for any breach of the director's duty of loyalty to us or to our stockholders,

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or

  . for any transaction from which the director derives an improper personal benefit.

   Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our officers, employees and other agents to the full extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of an indemnified party. Our bylaws also require us to advance expenses incurred by directors and executive officers in connection with the defense of any action or proceeding, subject to several exceptions, arising out of the status or service as one of our directors or executive officers upon an undertaking by that party to repay these advances if it is ultimately determined that the party is not entitled to indemnification. Furthermore, our bylaws authorize us to enter into indemnification agreements with our directors, officers, employees and agents and we intend to enter into these agreements. A copy of the form of the indemnity agreement has been filed as an exhibit to the registration statement. We also maintain directors' and officers' liability insurance.

   At present we are not aware of any pending material litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Furthermore, we are not aware of any material threatened litigation or proceeding that may result in a claim for such indemnification.

   We are aware that the Securities and Exchange Commission considers indemnification for liabilities arising under the Securities Act to be against public policy. Even if our indemnification of our directors, officers and controlling persons is permitted under indemnification agreements, it would be unenforceable as a matter of public policy.

                              CERTAIN TRANSACTIONS

   On March 25, 1997 and June 10, 1997, we sold an aggregate of 3,220,000 shares of Series B preferred stock at a per share price of $1.00, in a private placement equity financing with several unaffiliated investors and one of our directors, including:

  . an aggregate of 900,000 shares purchased by entities affiliated with WK
    Technology Fund, a principal stockholder, of which Mr. Ko, one of our directors, is Chairman; and

  . 900,000 shares purchased by Mr. Ko.

   These shares of preferred stock converted into shares of common stock upon the completion of our initial public offering.

   On June 6, 1997, we entered into an employment agreement with Mr. McIlvane, our Senior Vice President, Worldwide Sales.

   On June 3, 1997, we entered into an Advisory Services Agreement with WK Technology Fund under which WK Technology Fund agreed that it would provide us with business advisory services and finder services to identify, evaluate and recommend outside director candidates. As compensation for these services, we agreed to issue WK Technology Fund a warrant to purchase 1,400,000 shares of common stock that vested monthly or immediately 30 days prior to the closing of our initial public offering at an exercise price of $0.05 per share and a warrant to purchase 360,000 shares of common stock that was exercisable on the date of issuance at an exercise price of $0.05. On June 10, 1999 the board of directors accelerated the vesting of the warrants and terminated the Advisory Services Agreement. WK Technology Fund exercised these warrants prior to the completion of our initial public offering.

   On August 1, 1998, we entered into an employment agreement with Mr. Heaps, our Chief Operating Officer Chief Financial Officer, General Counsel and Secretary.

   On December 7, 1998, we entered into an agreement with Intel Corporation under which we agreed to collaborate on certain technical, public relations and marketing activities. We agreed to allow Intel to purchase our products at the same prices as the best price that we offer to any customer for similar products and pursuant to similar terms and conditions at the time of Intel's order. Intel can terminate the agreement at its convenience after September 30, 1999, without cause and both parties can terminate the agreement for cause upon giving a 30-day notice and allowing for a 60-day cure period. Intel is one of our principal stockholders.

   We intend to enter into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. We also intend to execute such agreements with our future directors and executive officers.

   We believe that the foregoing transactions were in our best interest. As a matter of policy the transactions were, and all future transactions between us and any of our officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the board of directors, will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 1999, and as adjusted to reflect the sale of our common stock offered by this prospectus:

  . each stockholder who is known by us to own beneficially more than 5% of our common stock;

  . each of our named executive officers;

  . each of our directors;

  . all of our directors and executive officers as a group; and

  . each selling stockholder.

   Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 27,620,159 shares of common stock outstanding as of September 30, 1999, together with options for that stockholder that are currently exercisable or exercisable within 60 days of September 30, 1999. In computing the number and percentage of shares beneficially owned by a person, shares of common stock subject to options currently exercisable, or exercisable within 60 days of September 30, 1999 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. The applicable percentage ownership after the offering is calculated after giving effect to the issuance of 2,837,500 shares of common stock sold by us in this offering, assuming no exercise of the underwriters' over-allotment option. If the underwriters exercise the over-allotment option in full, the executive officers will sell 87,500 shares of common stock.

                                                      Shares
                                                Beneficially Owned
                            Shares Issuable     Prior to Offering
                              pursuant to     (Including the Number                         Shares
                          Options Exercisable of Shares Shown in the                  Beneficially Owned
                            within 60 days        First Column)                         After Offering
                           of September 30,   -------------------------  Number of    ------------------
Name of Beneficial Owner         1999            Number      Percent   Shares Offered   Number   Percent
------------------------  ------------------- ------------- ------------------------- ---------- -------
WK Technology Funds(1)
 6F, No.15
 Section 2, Tiding
 Avenue
 Taipei 114, Taiwan.....              0           5,075,568     18.38%     500,000     4,575,568  15.02%
1998 Wang/Chang Family
 Revocable Trust(2)
 c/o Clarent Corporation
 700 Chesapeake Drive
 Redwood City,
 California 94063.......              0           2,668,558      9.66       15,000     2,653,558   8.71
1998 Vargo Family Trust
 c/o Clarent Corporation
 700 Chesapeake Drive
 Redwood City,
 California 94063.......              0           2,564,000      9.28       75,000     2,489,000   8.17
The Goldman Sachs Group,
 Inc.(3)
 85 Broad Street
 New York, New York
 10004 .................              0           2,127,658      7.70      400,000     1,727,658   5.67
Intel Corporation
 2200 Mission Boulevard
 Santa Clara, California
 95052 .................              0           1,519,756      5.50            0     1,519,756   4.99
Jerry Shaw-Yau
 Chang(4)...............              0           2,668,558      9.66       15,000     2,653,558   8.71
Richard J. Heaps........        135,000             135,400         *       45,000        90,400      *
Michael F. Vargo(5).....              0           2,564,000      9.28       75,000     2,489,000   8.17
Mark E. McIlvane........        369,934             370,803      1.32       37,500       332,934   1.08
Heidi H. Bersin(6)......        150,000             618,750      2.23       45,000       573,750   1.87
Mong Hong (Mahan) Wu....         46,666             561,666      2.03       45,000       516,666   1.69
Wen Chang Ko(7).........              0           6,875,568     24.89      500,000     6,375,568  20.93
Syaru Shirley Lin(8)....              0           2,127,658      7.70      400,000     1,727,658   5.67
William R. Pape.........          5,000               5,000         *            0         5,000      *
All officers and
 directors as a group
 (9 persons)(9).........                         15,927,034     56.23    1,162,500    14,764,534  47.50

--------
  * Represents beneficial ownership of less than one percent of the common stock.

(1) Consists of 663,514 shares held by WK Global Fund Ltd., 1,004,670 shares held by WK Technology Fund, 926,134 shares held by WK Technology Fund II, 1,097,336 shares held by WK Technology Fund III, 783,914 shares held by WK Technology Fund IV and 600,000 shares held by WK Technology Fund V. Mr. Ko is the chairman and a beneficial owner of each of the above entities and exercises sole voting and dispositive powers with respect to the shares held of record by the WK Technology Funds.
(2) Consists of 2,664,000 shares held by the 1998 Wang/Chang Family Revocable Trust and 4,558 shares held by Alice Wang, one of the trustees of the 1998 Wang/Chang Family Revocable Trust.
(3) Consists of 1,519,756 shares held by The Goldman Sachs Group, Inc., 140,930 shares held by Bridge Street Fund 1998, L.P. and 466,972 shares held by Stone Street Fund 1998, L.P. Bridge Street Fund 1998, L.P. and Stone Street Fund 1998, L.P. are affiliates of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc. is the general partner or managing general partner of each of these investment partnerships. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the shares owned by these investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group, Inc. and its affiliates. Each of these investment partnerships shares voting and investment power with some of its respective affiliates.
(4) Consists of 2,664,000 shares held by the 1998 Wang/Chang Family Revocable Trust, of which Mr. Chang is a trustee, and 4,558 shares held by Alice Wang, Mr. Chang's spouse.
(5) Consists of 2,564,000 shares held by the 1998 Vargo Family Trust, of which Mr. Vargo is a trustee.
(6) Consists of 468,750 shares held by the Bersin Family Trust, of which Ms. Bersin is a trustee.
(7) Includes 5,075,568 shares held by the WK Technology Funds. Mr. Ko is the chairman of the WK Technology Funds. Mr. Ko disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.
(8) Consists of 2,127,658 shares held by The Goldman Sachs Group, Inc. and its affiliated entities. Ms. Lin is an executive director in the Principal Investment Area of Goldman Sachs (Asia) Limited. Ms. Lin disclaims beneficial ownership of these shares.
(9) Includes an aggregate of 5,075,568 shares held by the WK Technology Funds, 2,664,000 shares held by the 1998 Wang/Chang Family Revocable Trust, 2,564,000 shares held by the 1998 Vargo Family Trust, 468,750 shares held by the Bersin Family Trust, 2,127,658 shares held by The Goldman Sachs Group, Inc. and its affiliated entities and 4,558 shares held by Alice Wang.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

   As of September 30, 1999, there were 27,620,159 shares of common stock outstanding held of record by approximately 165 stockholders. There will be 30,457,659 shares of common stock outstanding after giving effect to the sale by us of 2,837,500 shares of common stock in this offering. This number assumes no exercise of the underwriters' over-allotment option.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully-paid and nonassessable.

Preferred Stock

   We are authorized to issue 5,000,000 shares of undesignated preferred stock. Our board of directors has the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of these series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing any change in control without further action by the stockholders and may adversely affect the voting and other rights of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. At present, we have no plans to issue any shares of preferred stock.

Registration Rights of Certain Holders

   The holders of 17,698,014 shares of common stock or their transferees are entitled to some rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of registrable securities. Subject to some limitations in this agreement, the holders of the registrable securities may require, on two occasions at any time after one year from the effective date of our initial public offering, that we use our best efforts to register the registrable securities, except for the 5,228,000 shares held by the founders, for public resale, provided that the proposed aggregate offering price exceeds $10,000,000. If we register any of our common stock either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. All fees, costs and expenses of such registrations must be borne by us and all selling expenses, including underwriting discounts, selling commissions and stock transfer taxes, relating to registrable securities must be borne by the holders of the securities being registered.

Delaware Law and Some Charter Provisions

   We are subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, with some exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders. In addition, upon completion of this offering, some provisions of our charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management, which could harm the market price of our common stock. Our stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The board of directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be harmed by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control. Furthermore, this preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of this preferred stock could harm the market value of the common stock. We have no present plan to issue shares of preferred stock.

Transfer Agent and Registrar

   Norwest Bank Minnesota, N.A. is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities.

   After this offering, we will have outstanding 30,457,659 shares of common stock. Of these shares, the 4,000,000 shares to be sold in this offering or 4,600,000 shares if the underwriters' over-allotment option is exercised in full, together with 4,600,000 shares sold in our initial public offering, will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of Clarent, as that term is defined in Rule 144 under the Securities Act.

   The remaining 21,857,659 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

   Pursuant to the "lock-up" agreements between our stockholders and either Clarent or the underwriters, holders of 16,284,290 shares of the restricted shares have agreed not to offer, sell, pledge or otherwise dispose of, directly or indirectly, or announce their intention to do the same, any common stock of Clarent or security convertible into, or exchangeable or exercisable for any security of Clarent for a period of 90 days from the date of this offering. However, if the holder of the restricted shares is an individual, he or she may transfer any such securities either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust the beneficiaries of which are exclusively the holder of the securities and/or a member of his or her immediate family. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 90 days from the date of this offering. On the date of the expiration of the lock-up agreements, 14,321,044 of the restricted shares will be eligible for immediate sale, subject to some volume, manner of sale and other limitations under Rule 144. In addition, 6,258,075 shares that are currently subject to lock-up agreements entered into in connection with our initial public offering will become freely tradeable on December 29, 1999, of which 1,716,680 shares are subject to some volume, manner of sale and other restrictions under Rule 144. The remaining shares will be available for sale at various times upon the expiration of applicable holding periods.

   Following the expiration of the lock-up periods, some shares issued upon exercise of options we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Additionally, 1,373,103 shares subject to vested options as of the date 90 days after the completion of this offering will be available for sale subject to compliance with Rule 701 and upon the expiration of the lock-up periods. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

  . 1% of the then-outstanding shares of common stock or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to some manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated      , 1999, we and the selling stockholders have agreed to
sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, BancBoston Robertson Stephens Inc., Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective number of shares of common stock:

                                                                       Number of
        Underwriter                                                     Shares
        -----------                                                    ---------
   Credit Suisse First Boston Corporation.............................
   BancBoston Robertson Stephens Inc..................................
   Thomas Weisel Partners LLC.........................................
   U.S. Bancorp Piper Jaffray Inc.....................................
                                                                       ---------
     Total............................................................ 4,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may be increased or the offering of common stock may be terminated.

   We and some of the selling stockholders who are our executive officers have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 600,000 additional shares, of which 512,500 shares will be from us and 87,500 shares will be from our executive officers, at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-Allotment Over-Allotment Over-Allotment Over-Allotment
                             -------------- -------------- -------------- --------------
   Underwriting discounts
    and commissions payable
    by us..................     $               $            $              $
   Expenses payable by us..     $               $            $              $
   Underwriting discounts
    and commissions payable
    by the selling
    stockholders...........     $               $            $              $

   We and our officers and directors and some of the other stockholders have agreed that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or, file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any additional shares of common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make the offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except in connection with our stock plans and employee stock purchase plan.

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker/dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as a lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a stabilizing or syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  . In "passive" market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise, and if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under the securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent and

  . the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario Securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts names herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors and with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. Certain attorneys of Cooley Godward LLP own an aggregate of 6,225 shares of our common stock. The legal matters in connection with the offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1997 and 1998 and as of September 30, 1999 and the period from July 2, 1996 (inception) to December 31, 1996, for the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999, as set forth in their report, included in this prospectus and registration statement. Our consolidated financial statements are included in this prospectus and registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   A registration statement on Form S-1, including amendments thereto, relating to the common stock offered by this prospectus has been filed by us with the Securities and Exchange Commission. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof maybe obtained from the Securities and Exchange Commission upon payment of certain fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                              CLARENT CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors..........................  F-2

Consolidated Balance Sheets................................................  F-3

Consolidated Statements of Operations......................................  F-4

Consolidated Statements of Stockholders' Equity............................  F-5

Consolidated Statements of Cash Flows......................................  F-8

Notes to Consolidated Financial Statements................................. F-10

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Clarent Corporation

   We have audited the accompanying consolidated balance sheets of Clarent Corporation as of December 31, 1997 and 1998 and September 30, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from July 2, 1996 (inception) to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarent Corporation at December 31, 1997 and 1998 and September 30, 1999, and the results of its operations and its cash flows for the period from July 2, 1996 (inception) to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Palo Alto, California
October 22, 1999

                              CLARENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                 December 31,
                                                ----------------  September 30,
                                                 1997     1998        1999
                                                -------  -------  -------------
ASSETS
Current assets:
  Cash and cash equivalents.................... $   474  $11,903    $ 33,870
  Short-term investments.......................      --       --      23,705
  Accounts receivable, net of allowance for
   doubtful accounts of $38, $807, and $1,859
   at December 31, 1997, December 31, 1998, and
   September 30, 1999, respectively............     777    6,943      15,194
  Inventories..................................     889    3,620       5,468
  Prepaid expenses and other current assets....     125      478       1,664
                                                -------  -------    --------
    Total current assets.......................   2,265   22,944      79,901
Property and equipment, net....................     543    2,233       7,507
Investments....................................      --       --       2,996
Other assets...................................      10       --         425
                                                -------  -------    --------
                                                $ 2,818  $25,177    $ 90,829
                                                =======  =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................. $   506  $ 2,905    $  4,662
  Line of credit...............................      --    2,500       4,128
  Settlement expense accrual...................     570       --          --
  Deferred revenue.............................     155    4,414       9,411
  Other accrued liabilities....................     253    1,594       5,267
  Long-term debt, current portion..............      --       --          91
                                                -------  -------    --------
    Total current liabilities..................   1,484   11,413      23,559
Long-term debt.................................      --       --          91
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, $0.001 par value:
    Authorized shares--5,000,000 at September
     30, 1999 and none outstanding.............                           --
  Convertible preferred stock, $0.001 par
   value, issuable in series (aggregate
   liquidation preference of $21,119):
    Authorized shares--8,000,000 at December
     31, 1997 and 1998 and none at September
     30, 1999
    Issued and outstanding shares--4,220,000 in
     1997, 6,864,241 in 1998, and none at
     September 30, 1999........................   3,685   21,024          --
  Common stock, $0.001 par value:
    Authorized shares--50,000,000 at December
     31, 1997 and 1998 and September 30, 1999..
    Issued and outstanding shares--5,401,000 in
     1997, 7,129,076 in 1998 and 27,620,159 at
     September 30, 1999........................      27    2,746     110,476
  Deferred compensation........................      --   (1,771)     (7,818)
  Notes receivable from stockholders...........      (9)      --          --
  Accumulated other comprehensive loss.........     (34)     (68)        (47)
  Accumulated deficit..........................  (2,335)  (8,167)    (35,432)
                                                -------  -------    --------
    Total stockholders' equity.................   1,334   13,764      67,179
                                                -------  -------    --------
                                                $ 2,818  $25,177    $ 90,829
                                                =======  =======    ========

                            See accompanying notes.

                              CLARENT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                          Period from
                          July 2, 1996
                          (inception)     Year ended       Nine Months Ended
                               to        December 31,        September 30,
                          December 31, -----------------  --------------------
                              1996       1997     1998       1998       1999
                          ------------ --------  -------  ----------- --------
                                                          (unaudited)
Net revenue..............    $  --     $  3,359  $14,647    $ 8,748   $ 29,245
Cost of revenue..........       --        1,189    6,653      3,645     12,862
                             -----     --------  -------    -------   --------
  Gross profit...........       --        2,170    7,994      5,103     16,383
Operating expenses:
 Research and
  development............      136        1,044    3,356      2,081      6,023
 Sales and marketing.....       --        2,046    7,099      4,705     16,166
 General and
  administrative.........      140          639    2,484      1,500      4,402
 Amortization of
  compensation...........       --           --      879        421     17,543
 Settlement expense......       --          570       --         --         --
                             -----     --------  -------    -------   --------
  Total operating
   expenses..............      276        4,299   13,818      8,707     44,134
                             -----     --------  -------    -------   --------
Loss from operations.....     (276)      (2,129)  (5,824)    (3,604)   (27,751)
Other income (expense):
 Interest and other
  income.................       --           70      204        121        795
 Interest expense........       --           --     (172)      (170)      (226)
                             -----     --------  -------    -------   --------
  Total other income
   (expense).............       --           70       32        (49)       569
                             -----     --------  -------    -------   --------
Loss before income
 taxes...................     (276)      (2,059)  (5,792)    (3,653)   (27,182)
Provision for income
 taxes...................       --           --      (40)         3        (83)
                             -----     --------  -------    -------   --------
Net loss.................    $(276)    $(2,059)  $(5,832)   $(3,650)  $(27,265)
                             =====     ========  =======    =======   ========
Historical basic and
 diluted net loss per
 share...................      N/A     $  (2.14) $ (1.65)   $ (1.18)  $  (2.17)
                             =====     ========  =======    =======   ========
Shares used to compute
 historical basic and
 diluted net loss per
 share...................       --          962    3,544      3,099     12,543
                             =====     ========  =======    =======   ========
Pro forma basic and
 diluted net loss per
 share...................                        $ (0.42)   $ (0.28)  $  (1.24)
                                                 =======    =======   ========
Shares used to compute
 pro forma basic and
 diluted net loss per
 share...................                         14,048     12,877     21,951
                                                 =======    =======   ========

                            See accompanying notes.

                              CLARENT CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (in thousands, except share amounts)

                    Convertible                                       Notes                    Accumulated
                  Preferred Stock    Common Stock                   Receivable                    Other
                  ---------------- ------------------   Deferred       from     Comprehensive Comprehensive Accumulated
                   Shares   Amount   Shares    Amount Compensation Stockholders     Loss          Loss        Deficit
                  --------- ------ ----------  ------ ------------ ------------ ------------- ------------- -----------
Issuance of
restricted
common stock to
founders in
exchange for
cash,
technology, debt
forgiveness, and
stockholder
receivables.....         -- $   --  7,400,000   $37       $--          $(11)       $    --         $--        $   --
Issuance of
Series A
convertible
preferred stock,
net of issuance
costs of $8.....  1,000,000    492         --    --        --            --             --          --            --
Net loss........         --     --         --    --        --            --             --          --          (276)
                  --------- ------ ----------   ---       ---          ----        -------         ---        ------
Balances as of
December 31,
1996............  1,000,000    492  7,400,000    37        --           (11)            --          --          (276)
Issuance of
Series B
convertible
preferred stock,
net of issuance
costs of $27....  3,220,000  3,193         --    --        --            --             --          --            --
Exercise of
common stock
options.........         --     --      1,000    --        --            --             --          --            --
Repurchase of
common stock....         --     -- (2,000,000)  (10)       --             2             --          --            --
Comprehensive
income:
Net loss........         --     --         --    --        --            --         (2,059)         --        (2,059)
Foreign currency
translation
adjustment......         --     --         --    --        --            --            (34)        (34)           --
                                                                                   -------
Comprehensive
loss............         --     --         --    --        --            --        $(2,093)         --            --
                  --------- ------ ----------   ---       ---          ----        =======         ---        ------
Balances as of
December 31,
1997............  4,220,000  3,685  5,401,000    27        --            (9)            --         (34)       (2,335)
Issuance of
Series C
convertible
preferred stock,
net of issuance
costs of $159...  2,278,650 14,834         --    --        --            --             --          --            --
Issuance of
Series C
preferred stock
for settlement
expense.........     45,592    300         --    --        --            --             --          --            --
Conversion of
Series C bridge
notes and
related accrued
interest of $56
to Series C
preferred stock,
net of issuance
costs of $129...    319,999  1,977         --    --        --            --             --          --            --
                      Total
                  Stockholders'
                     Equity
                  -------------
Issuance of
restricted
common stock to
founders in
exchange for
cash,
technology, debt
forgiveness, and
stockholder
receivables.....     $   26
Issuance of
Series A
convertible
preferred stock,
net of issuance
costs of $8.....        492
Net loss........       (276)
                  -------------
Balances as of
December 31,
1996............        242
Issuance of
Series B
convertible
preferred stock,
net of issuance
costs of $27....      3,193
Exercise of
common stock
options.........         --
Repurchase of
common stock....         (8)
Comprehensive
income:
Net loss........     (2,059)
Foreign currency
translation
adjustment......        (34)
Comprehensive
loss............         --
                  -------------
Balances as of
December 31,
1997............      1,334
Issuance of
Series C
convertible
preferred stock,
net of issuance
costs of $159...     14,834
Issuance of
Series C
preferred stock
for settlement
expense.........        300
Conversion of
Series C bridge
notes and
related accrued
interest of $56
to Series C
preferred stock,
net of issuance
costs of $129...      1,977

                            See accompanying notes.

                              CLARENT CORPORATION

                     (in thousands, except share amounts)

                    Convertible                                       Notes                    Accumulated
                  Preferred Stock    Common Stock                   Receivable                    Other
                  ---------------- -----------------    Deferred       from     Comprehensive Comprehensive Accumulated
                   Shares   Amount  Shares    Amount  Compensation Stockholders     Loss          Loss        Deficit
                  --------- ------ ---------  ------  ------------ ------------ ------------- ------------- -----------
Issuance of
warrants in
conjunction with
Series C bridge
financing.......         -- $  228        --  $   --    $    --        $--         $    --         $--        $   --
Exercise of
common stock
options.........         --     -- 1,064,748      36         --         --              --          --            --
Exercise of
common stock
warrants........         --     --   768,328      38         --         --              --          --            --
Repurchase of
common stock....         --     --  (105,000)     (5)        --         --              --          --            --
Forgiveness of
stockholder
notes
receivable......         --     --        --      --         --          9              --          --            --
Deferred
compensation
related to grant
of stock
options.........         --     --        --   2,293     (2,293)        --              --          --            --
Compensation
related to
issuance of
warrants for
services........         --     --        --     357         --         --              --          --            --
Amortization of
deferred
compensation....         --     --        --      --        522         --              --          --            --
Comprehensive
loss:
Net loss........         --     --        --      --         --         --          (5,832)         --        (5,832)
Foreign currency
translation
adjustment......         --     --        --      --         --         --             (34)        (34)           --
                                                                                   -------
Comprehensive
loss............         --     --        --      --         --         --         $(5,866)         --            --
                  --------- ------ ---------  ------    -------        ---         =======         ---        ------
Balances as of
December 31,
1998............  6,864,241 21,024 7,129,076   2,746     (1,771)        --                         (68)       (8,167)
Exercise of
common stock
options.........         --     -- 1,052,397      83         --         --              --          --            --
Issuance of
common stock for
cash, net of
issuance costs
of $6,346.......         --     -- 4,600,000  62,651         --         --              --          --            --
Deferred
compensation
related to grant
of stock
options.........         --     --        --  11,318    (11,318)        --              --          --            --
Compensation
related to
issuance of
warrants for
services........         --     --        --  12,272         --         --              --          --            --
Amortization of
deferred
compensation....         --     --        --      --      5,271         --              --          --            --
                      Total
                  Stockholders'
                     Equity
                  -------------
Issuance of
warrants in
conjunction with
Series C bridge
financing.......     $  228
Exercise of
common stock
options.........         36
Exercise of
common stock
warrants........         38
Repurchase of
common stock....         (5)
Forgiveness of
stockholder
notes
receivable......          9
Deferred
compensation
related to grant
of stock
options.........         --
Compensation
related to
issuance of
warrants for
services........        357
Amortization of
deferred
compensation....        522
Comprehensive
loss:
Net loss........     (5,832)
Foreign currency
translation
adjustment......        (34)
Comprehensive
loss............         --
                  -------------
Balances as of
December 31,
1998............     13,764
Exercise of
common stock
options.........         83
Issuance of
common stock for
cash, net of
issuance costs
of $6,346.......     62,651
Deferred
compensation
related to grant
of stock
options.........         --
Compensation
related to
issuance of
warrants for
services........     12,272
Amortization of
deferred
compensation....      5,271

                            See accompanying notes.

                              CLARENT CORPORATION

                     (in thousands, except share amounts)

                     Convertible                                           Notes                    Accumulated
                   Preferred Stock        Common Stock                   Receivable                    Other
                  -------------------  -------------------   Deferred       from     Comprehensive Comprehensive Accumulated
                    Shares    Amount     Shares    Amount  Compensation Stockholders     Loss          Loss        Deficit
                  ----------  -------  ---------- -------- ------------ ------------ ------------- ------------- -----------
Exercise of
common stock
warrants.........         --  $    --     991,672 $     50   $    --        $--        $     --        $ --       $     --
Exercise of
Series C
preferred
warrants.........     59,266      332          --       --        --         --              --          --             --
Conversion of
preferred stock
into common
stock............ (6,923,507) (21,356) 13,847,014   21,356        --         --              --          --             --
Comprehensive
loss:
 Net loss........         --       --          --       --        --         --         (27,265)         --        (27,265)
 Foreign currency
 translation
 adjustment......         --       --          --       --        --         --              48          48             --
Unrealized loss
on securities....         --       --          --       --        --         --             (27)        (27)            --
                                                                                       --------
Comprehensive
loss.............         --       --          --       --        --         --        $(27,244)         --             --
                  ----------  -------  ---------- --------   -------        ---        ========        ----       --------
Balances as of
September 30,
1999.............         --  $    --  27,620,159 $110,476   $(7,818)       $--                        $(47)      $(35,432)
                  ==========  =======  ========== ========   =======        ===                        ====       ========
                      Total
                  Stockholders'
                     Equity
                  -------------
Exercise of
common stock
warrants.........    $    50
Exercise of
Series C
preferred
warrants.........        332
Conversion of
preferred stock
into common
stock............         --
Comprehensive
loss:
 Net loss........    (27,265)
 Foreign currency
 translation
 adjustment......         48
Unrealized loss
on securities....        (27)
Comprehensive
loss.............         --
                  -------------
Balances as of
September 30,
1999.............    $67,179
                  =============

                            See accompanying notes.

                              CLARENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                           Period from
                           July 2, 1996    Year ended       Nine Months Ended
                          (inception) to  December 31,        September 30,
                           December 31,  ----------------  --------------------
                               1996       1997     1998       1998       1999
                          -------------- -------  -------  ----------- --------
                                                           (unaudited)
Operating activities
Net loss................      $(276)     $(2,059) $(5,832)   $(3,650)  $(27,265)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Depreciation...........          9           82      516        229      1,609
 Amortization of
  compensation..........         --           --      879        421     17,543
 Interest expense from
  warrant issued in
  conjunction with
  Series C bridge
  notes.................         --           --       99         99         --
 Preferred stock issued
  for interest payable..         --           --       56         56         --
 Forgiveness of
  stockholder notes
  receivable............         --           --        9          9         --
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...         --         (777)  (6,166)    (4,455)    (8,251)
  Inventories...........         --         (889)  (2,731)    (1,738)    (1,848)
  Prepaid expenses and
   other current
   assets...............         (1)        (124)    (353)      (281)    (1,186)
  Other assets..........        (10)           1       10          8       (425)
  Accounts payable and
   accrued liabilities..          2        1,324    3,440        726      5,430
  Deferred revenue......         --          155    4,259      4,323      4,997
                              -----      -------  -------    -------   --------
Net cash used in
 operating activities...       (276)      (2,287)  (5,814)    (4,253)    (9,396)
Investing activities
Purchase of long-term
 investments............         --           --       --         --     (3,000)
Purchases of short-term
 investments............         --           --       --         --    (23,728)
Purchases of property
 and equipment..........        (95)        (555)  (2,207)    (1,425)    (6,902)
                              -----      -------  -------    -------   --------
Net cash used in
 investing activities...        (95)        (555)  (2,207)    (1,425)   (33,630)
Financing activities
Proceeds from line of
 credit.................         --           --    2,500         --      1,628
Proceeds from issuance
 of long-term debt......         --           --       --         --        182
Proceeds from Series C
 bridge notes...........         --           --    2,600      2,600         --
Principal payment on
 Series C bridge notes..         --           --     (550)      (550)        --
Net proceeds from
 issuance of common
 stock..................         37           (8)      69         62     62,784
Net proceeds from
 issuance of preferred
 stock..................        492        3,193   14,834      9,875        332
Issuance of stockholder
 notes receivable.......        (11)          --       --         --         --
                              -----      -------  -------    -------   --------
Net cash provided by
 financing activities...        518        3,185   19,453     11,987     64,926
                              -----      -------  -------    -------   --------
Effect of exchange rate
 changes on cash and
 cash equivalents.......         --          (16)      (3)       (11)        67
                              -----      -------  -------    -------   --------
Net increase in cash and
 cash equivalents               147          327   11,429      6,298     21,967
Cash and cash
 equivalents at
 beginning of period....        --           147      474        474     11,903
                              -----      -------  -------    -------   --------
Cash and cash
 equivalents at end of
 period ................      $ 147      $   474  $11,903    $ 6,772   $ 33,870
                              =====      =======  =======    =======   ========

                            See accompanying notes.

                              CLARENT CORPORATION

                                 (in thousands)

                                Period from
                                July 2, 1996   Year ended    Nine Months Ended
                               (inception) to December 31,     September 30,
                                December 31,  ------------- -------------------
                                    1996      1997   1998      1998      1999
                               -------------- ------------- ----------- -------
                                                            (unaudited)
Supplemental disclosure of
 cash flow information
Cash paid for interest........      $--       $ --  $    28   $   15    $   225
                                    ===       ====  =======   ======    =======
Supplemental disclosure of
 noncash financing activities
Issuance of common stock for
 technology...................      $37       $ --  $    --   $   --    $    --
                                    ===       ====  =======   ======    =======
Issuance of common stock for
 note receivable..............      $11       $ --  $    --   $   --    $    --
                                    ===       ====  =======   ======    =======
Repurchase of common stock in
 exchange for forgiveness of
 note receivable..............      $--       $  2  $    --   $   --    $    --
                                    ===       ====  =======   ======    =======
Conversion of bridge notes to
 Series C preferred stock,
 less unamortized cost of
 related preferred stock
 warrant......................      $--       $ --  $ 1,921   $1,921    $    --
                                    ===       ====  =======   ======    =======
Issuance of preferred stock
 for settlement expense.......      $--       $ --  $   300   $  300    $    --
                                    ===       ====  =======   ======    =======
Conversion of preferred stock
 to common stock..............      $--       $ --  $    --   $   --    $21,356
                                    ===       ====  =======   ======    =======


                            See accompanying notes.

                              CLARENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (Information for the nine months ended September 30, 1998 is unaudited)

1. The Company and Summary of Significant Accounting Policies

 The Company

   Clarent Corporation (Clarent or the Company) was incorporated in the state of California on July 2, 1996. In July 1999, the Company was reincorporated in the state of Delaware. The Company is a provider of Internet protocol based technology and systems for the delivery and administration of telecommunication services over public and private networks.

 Basis of Presentation

   The consolidated financial statements include the accounts of Clarent and its subsidiaries. The Company has export sales from the United States and has marketing and liason operations in Taiwan, Japan, China, South Korea, Belgium, Germany, Australia, France, Spain, Canada, Brazil, Greece, and the United Kingdom. All significant intercompany transactions and balances have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

   Revenue is recognized at the time of shipment of the products and when no significant contractual obligations or acceptance terms, if any, remain outstanding and collection of the resulting receivable is deemed probable. Shipment of evaluation products are not recognized as revenue until acceptance by the customer. Revenue from services is recognized when the services are performed. Amounts billed or received in advance of satisfying revenue recognition criteria are classified as deferred revenue in the accompanying balance sheets.

 Concentrations of Credit Risk and Credit Evaluations

   Financial instruments which subject the Company to concentrations of credit risk primarily consist of cash, short and long term investments and trade accounts receivable. The Company maintains its cash and cash equivalents principally in domestic financial institutions of high-credit standing. The Company's receivables are derived primarily from sales of software and hardware products and services to companies primarily in the domestic and international telecommunications arena. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Reserves are maintained for potential credit losses and such losses to date have been within management's expectations. The Company provided $0, $38, $803, $320 and $1,053 for doubtful accounts for the period from July 2, 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, respectively.

   A limited number of customers have historically accounted for a substantial portion of the Company's revenue. Two customers accounted for 44% and 35% of the Company's revenue for the year ended December 31, 1997. Two customers accounted for 36% and 12% of net revenue for the year ended December 31, 1998. Three customers accounted for 35%, 17% and 10%, respectively, of net revenue for the nine months ended September 30, 1998. Two customers accounted for 16% and 15% of net revenue for the nine months ended September 30, 1999.

   Sales of the Company's products and contracts for its technology will vary as a result of fluctuations in market demand for such products and technology. Further, the markets in which the Company competes are characterized by rapid technological change and increasing competition.

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)


 Cash Equivalents and Short-Term Investments

   The Company considers all highly liquid investment securities with maturity from date of purchase of three months or less to be cash equivalents and investment securities with maturity from date of purchase of more than three months but less than one year to be short-term investments.

   Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. To date, all investments have been classified as available-for-sale and are carried at fair value with unrealized gains and losses reported net-of-tax as a separate component of comprehensive income. Realized gains and losses on available-for-sale securities are included in interest income. The cost of securities sold is based on specific identification. Premiums and discounts are amortized over the period from acquisition to maturity and are included in investment income along with interest and dividends.

 Inventories

   Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventories consist of the following:

                                                        December
                                                           31,
                                                       ----------- September 30,
                                                       1997  1998      1999
                                                       ---- ------ -------------
                                                            (in thousands)
   Raw materials...................................... $392 $2,529    $3,735
   Finished goods.....................................  497  1,091     1,733
                                                       ---- ------    ------
                                                       $889 $3,620    $5,468
                                                       ==== ======    ======

 Property and Equipment

   The Company records computer equipment, production and engineering equipment, and furniture at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally eighteen months to five years.

 Software Development Costs

   Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Costs incurred by the Company between the establishment of technological feasibility and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expenses in the accompanying statements of operations.

 Stock-Based Compensation

   The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)

 Advertising Expenses

   The Company expenses advertising costs in the period in which they are incurred. Advertising expenses for 1996, 1997, 1998, and the nine months ended September 30, 1998 and 1999 were approximately $0, $319,000, $706,000,
$503,000, and $1,669,000, respectively.

 Foreign Currency Translation

   Assets and liabilities of the Company's wholly owned foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments are reflected as a separate component of stockholders' equity. Foreign currency transaction gains and losses, which have been immaterial, are included in results of operations.

 Comprehensive Income (Loss)

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes new rules for the reporting and display of comprehensive income and its components, requiring foreign currency translation adjustments, and unrealized gains and losses on short and long-term investments which currently are reported in stockholders' equity, to be included in other comprehensive income/loss. Prior year financial statements have been reclassified to conform to the requirements of Statement 130. At December 31, 1997 and 1998, the Company's accumulated other comprehensive loss consisted entirely of cumulative translation adjustments. At September 30, 1999, accumulated other comprehensive loss included cumulative translation adjustment losses of $20,000 and unrealized losses on investments of $27,000.

 Unaudited Interim Financial Information

   The interim financial information for the nine months ended September 30, 1998 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for the interim periods.

 Recent Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires companies to capitalize certain qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. The Company adopted SOP 98-1 effective January 1, 1999. Adoption of SOP 98-1 did not have a material effect on the Company's consolidated financial position or results of operations.

   In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence (VSOE) exists for undelivered elements but does not exist for delivered elements of a software arrangement. The Company will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000.

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)

2. Financial Instruments

   Estimated fair values of financial instruments are based on quoted market prices. The following is a summary of available-for-sale securities (in thousands) at September 30, 1999. At December 31, 1997 and 1998, the fair value of securities approximated cost, and the unrealized gains or losses were not material.

                                                  September 30, 1999
                                        ---------------------------------------
                                                    Gross      Gross
                                        Amortized Unrealized Unrealized  Fair
                                          Cost      Gains      Losses    Value
                                        --------- ---------- ---------- -------
                                                    (in thousands)
Money market fund......................  $ 2,911     $--        $ --    $ 2,911
Commercial paper.......................   27,667      --         (23)    27,644
Government securities..................    3,000      --          (4)     2,996
Market auction preferred...............   20,030      --          --     20,030
                                         -------     ---        ----    -------
                                         $53,608     $--        $(27)   $53,581
                                         =======     ===        ====    =======
Classified as:
  Cash equivalents.....................  $26,880     $--        $ --    $26,880
  Short-term investments...............   23,728      --         (23)    23,705
  Investments..........................    3,000      --          (4)     2,996
                                         -------     ---        ----    -------
                                         $53,608     $--        $(27)   $53,581
                                         =======     ===        ====    =======

   The contractual maturities of Clarent's long-term investments were between one and two years. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay or call obligations without prepayment penalties. Realized gains and losses on sales of available-for-sale securities were immaterial for the nine months ended September 30, 1999 (none for 1996, 1997 or 1998).

3. Related Party Transactions

   In June 1997, the Company entered into an agreement for advisory services with WK Technology Fund, a Taiwanese corporation, one of whose principals is a member of the Company's board of directors. The advisory services primarily related to business strategy for the Company and were to be performed over a four-year term. As consideration for the advisory services, the Company granted to WK Technology Fund a warrant to purchase up to 1,400,000 shares of the Company's common stock at an exercise price of $0.05 per share. On the 6-month anniversary of the warrant effective date, 175,000 of the warrants vested with the remaining warrants scheduled to vest ratably over the subsequent 42 months or immediately 30 days prior to the closing of the Company's public offering. The warrant had a life of five years. The Company valued the warrant using the guidance in the Financial Accounting Standards Board's Emerging Issues Task Force Issue 96-18. The value of the warrant was determined using the Black-Scholes valuation method. The inputs used included the exercise price of the warrant of $0.05, the value of the Company's common stock at each vesting date, expected dividend yield of 0%, risk free interest rate of 6.0%, expected volatility of 0.3 and the contractual life of the warrant of five years. The Company has recorded compensation charges totaling $0 (amount was $3,000), $357,000 and $12,272,000 for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999. These amounts are included in amortization of compensation in the consolidated statement of operations. The Board of Directors terminated the advisory services arrangement in June 1999 and elected to have the unvested portion of the warrants become fully vested. WK Technology Fund purchased 408,328 shares of the Company's common stock under this warrant in August 1998 and the remaining 991,672 shares in July 1999.

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)


   Also in June 1997, the Company entered into another agreement for certain services with WK Technology Fund. These services were to assist the Company in identifying, evaluating, and recommending an outside director for the Company. Under the terms of this agreement, the Company granted WK Technology Fund a fully vested warrant to purchase up to 360,000 shares of the Company's common stock at $0.05 per share upon successfully obtaining an outside director in February 1998. The fair market value of the Company's common stock on the date of this grant was $0.05 per share. During August 1998, WK Technology Fund exercised the option to purchase 360,000 shares of the Company's common stock under this warrant.

   In December 1998, the Company issued a warrant to purchase up to 101,000 shares of the Company's Series C preferred stock to both WK Technology Fund and another Series C investor. These warrants are only exercisable upon the early conversion of Series C preferred stock into common stock by certain other Series C preferred stock investors. Upon such an event, one warrant for 101,000 shares will become exercisable and the other warrant for 101,000 shares will be canceled. The warrants had an exercise price of $6.58 per share, and a contractual life of five years. As of December 31, 1998, no value was ascribed to these warrants as they were only exercisable based on future events which were not deemed probable. These warrants expired unexercised upon the closing of the Company's Initial Public Offering in July 1999.

4. Property and Equipment

   Property and equipment consist of the following:

                                                     December
                                                        31,
                                                    ------------  September 30,
                                                    1997   1998       1999
                                                    ----  ------  -------------
                                                         (in thousands)
Computer hardware and software..................... $473  $1,415     $3,599
Production and engineering equipment...............   16     984      3,268
Office equipment, furniture, and fixtures..........   92     220        979
Leasehold improvements.............................   53     221      1,877
                                                    ----  ------     ------
                                                     634   2,840      9,723
Less accumulated depreciation and amortization.....  (91)   (607)    (2,216)
                                                    ----  ------     ------
                                                    $543  $2,233     $7,507
                                                    ====  ======     ======

5. Short-Term Borrowings

   In February 1998, the Company obtained $2,600,000 in bridge financing from certain investors and other parties. The financing was obtained via promissory notes convertible into shares of the Company's Series C preferred stock issued by the Company at a conversion price of $6.58 per share, at the option of the note holders. In conjunction with this bridge financing, the Company issued to the bridge financing investors warrants to purchase 59,266 shares of the Company's Series C preferred stock at an exercise price of $5.593 per share (including a discount of 15%). The warrants have a contractual life of 10 years. As of the date of this grant, the value ascribed to the warrants (using the Black-Scholes valuation method with the following assumptions; expected life of 10 years, exercise price of $5.593, stock price on date of grant of $6.58, expected dividend yield of 0%, risk-free interest rate of 6%, and expected volatility of .3) was approximately $228,000, of which approximately $99,000 was recorded by the Company as additional interest expense over the period the debt was outstanding. The remaining $129,000 was recorded as issuance costs upon the conversion to Series C preferred stock. The effective interest rate of the bridge promissory notes, as adjusted for the ascribed value of the bridge financing warrants, was approximately 24.3%. In June 1998, $2,050,000 of the bridge

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)

financing and approximately $56,000 of related accrued interest was converted into 319,999 shares of the Company's Series C preferred stock. The Company repaid the remaining $550,000 of the bridge financing and all related accrued interest in June 1998. In May and June 1999, investors purchased 59,266 shares of Series C preferred stock under these warrants.

   In May 1998, the Company established a $5,000,000 line of credit with a financial institution. The interest rate on this credit facility was variable and was equal to one-half of one percentage point above the prime rate (8.5% and 8.75% in total at December 31, 1998 and September 30, 1999, respectively). Under the terms of this arrangement, the Company is to pay an additional, pro-rated fee of 0.4% of all advances drawn in excess of $3,000,000. In addition, borrowings under this arrangement are limited to the Company's eligible receivable base. The terms of the line-of-credit agreement establish certain affirmative and negative covenants, under which the Company must maintain certain financial ratios and corporate reporting practices, respectively. The Company failed to meet certain financial ratios required to be maintained under the line of credit agreement as of December 31, 1998. The financial institution waived these events of default. On February 16, 1999, the financial institution increased the line of credit, to $7,000,000 and revised the ratios. In June 1999, the financial institution revised the line of credit to include eligible inventory and further revise ratios, in consideration for a fully vested warrant for 3,000 shares of common stock at an exercise price equal to the fair value price of $15.00 per share. At September 30, 1999, the Company was in compliance with the financial ratio covenants. Borrowings under the line of credit are secured by substantially all assets of the Company. At December 31, 1998 and September 30, 1999, $2,500,000 and $4,128,000 were outstanding under this line of credit. The line of credit agreement expires February 16, 2000.

6. Long-Term Debt

   In February 1999, the Company entered into a $3,000,000 equipment term loan facility. The loan bears interest at the bank's prime rate plus .75%. Under the terms of the agreement, the Company grants a security interest in certain assets of the Company and must maintain financial covenants (see Note 5) with which the Company was in compliance as of September 30, 1999. Borrowings and interest are repayable in installments over 24-27 months. As of September 30, 1999, there was $182,000 outstanding against the term loan facility.

   Maturities under this agreement are as follows:

                                                                      As of
                                                                  September 30,
                                                                       1999
                                                                  --------------
                                                                  (In thousands)
   1999 (three months)...........................................      $ 23
   2000..........................................................        91
   2001..........................................................        68
                                                                       ----
                                                                       $182
                                                                       ====

7. Settlement Expense

   In November 1997, Wherever Computer Technology Co., Ltd. ("Wherever") filed a complaint against the Company seeking to enforce a distributorship agreement between Wherever and the Company or, in the alternative, for damages claimed in connection with the breach of the distributorship agreement. On February 13, 1998, the Company's board of directors approved a settlement agreement with Wherever. Under the terms of the agreement, the Company made an initial cash payment to Wherever of $50,000, a cash

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)

payment to Wherever of $200,000 in September 1998 and granted Wherever a 5% increase in the existing discount Wherever receives applicable to a specific quantity of purchases of the Company's products. In addition, under the terms of the settlement agreement, the Company issued 45,592 shares of Series C preferred stock to Wherever at $6.58 per share on August 12, 1998.

8. Income Taxes

   The provision for income taxes of approximately $83,000 for the nine months ended September 30, 1999 consists entirely of current foreign income taxes provided on the profits attributable to the Company's foreign operations. Due to operating losses and the Company's inability to recognize an income tax benefit from these losses, there is no provision for income taxes for 1997 or 1996.

   Pretax income (loss) from foreign operations was approximately ($6,000), $81,000, and $214,000 for 1997, 1998, and the nine months ended September 30, 1999, respectively.

   The difference between the provision for income taxes and the amount computed by applying the Federal statutory income tax rate (34% for 1996, 1997, 1998 and 35% for 1999) to income before taxes is explained below:

                                Period from
                                July 2, 1996
                                (inception)   Year ended
                                     to      December 31,    Nine months ended
                                December 31, --------------    September 30,
                                    1996     1997    1998          1999
                                ------------ -----  -------  -----------------
                                               (in thousands)
   Tax (benefit) at Federal
    statutory rate.............     $(94)    $(700) $(1,969)      $(9,472)
   Loss for which no tax
    benefit is currently
    recognizable...............       94       700    1,969         9,472
   Foreign tax.................       --        --       40            83
                                    ----     -----  -------       -------
   Total provision.............     $ --     $  --  $    40       $    83
                                    ====     =====  =======       =======

   Significant components of the Company's deferred tax assets are as follows:

                                                 December 31,    September 30,
                                                 --------------  -------------
                                                 1997    1998        1999
                                                 -----  -------  -------------
                                                       (in thousands)
   Deferred tax assets:
     Net operating loss carryforwards........... $ 524  $   798    $  3,280
     Tax credit carryforwards...................    --      200         500
     Deferred revenue...........................    --    1,061       2,144
     Deferred compensation......................    --      352       2,136
     Accounts receivable reserve................    15      435       1,665
     Accruals and reserves not currently
      deductible................................   361      305       1,671
                                                 -----  -------    --------
   Total deferred tax assets....................   900    3,151      11,396
   Valuation allowance..........................  (900)  (3,151)    (11,396)
                                                 -----  -------    --------
   Net deferred tax assets...................... $  --  $    --    $     --
                                                 =====  =======    ========

   Financial Accounting Standards Board Statement No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)

includes the Company's historical operating performance and the reported cumulative net losses in all prior years, the Company has provided a full valuation allowance against its net deferred tax assets.

   The valuation allowance increased by $2,251,000 and $8,245,000 during the year ended December 31, 1998 and the nine months ended September 30, 1999.

   As of September 30, 1999, the Company had federal and state net operating loss carryforwards of approximately $8,560,000 and $4,680,000, respectively. As of September 30, 1999, the Company also had research and development tax credit carryforwards of approximately $300,000 each for federal and state purposes. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2004 through 2019, if not utilized.

   Utilization of the pre-1998 net operating loss and tax credit carryforwards is subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Future ownership changes may also subject the post 1997 net operating loss and tax credit carryforwards to an annual limitation on utilization.

9. Employee Benefit Plan

   The Company has a pretax savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, participating employees may defer up to 25% of their pretax salary but not more than statutory limits. The Company may elect to make matching contributions to the plan. For the period from July 2, 1996 (inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999, the Company made no matching contributions and incurred immaterial expenses related to the plan.

10. Commitments and Contingencies

   The Company leases its principal office under noncancelable operating lease agreements that expire in 2003 and 2004. As of September 30, 1999, minimum lease payments under all noncancelable lease agreements with initial terms in excess of one year were as follows (in thousands):

                                                                       Operating
   Year ended December 31,                                              Leases
   -----------------------                                             ---------
   1999 (three months)................................................  $   713
   2000...............................................................    2,275
   2001...............................................................    2,292
   2002...............................................................    2,288
   2003...............................................................    2,329
   Thereafter.........................................................    1,141
                                                                        -------
   Total minimum lease payments.......................................  $11,038
                                                                        =======

   Rent expense was approximately $24,000 for the period from July 2, 1996 (inception) to December 31, 1996, $81,000 and $492,000 for the years ended December 31, 1997 and 1998, respectively, and $261,000 and $1,197,000 for the nine months ended September 30, 1998 and 1999, respectively. At September 30, 1999, the Company's aggregate future minimum rentals to be received under noncancelable subleases is approximately $269,000.

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)


   From time to time, the Company may be subject to claims which arise in the normal course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, the ultimate disposition of these claims will not have a material adverse effect on the Company's financial position, cash flows or results of operations. However, depending on the amount and timing, an unfavorable resolution of a matter could materially affect the Company's future results of operations or cash flows in a particular period.

11. Stockholders' Equity

 Convertible Preferred Stock

   Prior to the initial public offering in July 1999, the Company had authorized 8,000,000 shares of preferred stock. All issued and outstanding shares of preferred stock were converted into 13,847,014 shares of common stock upon the closing of the public offering.

   Convertible Preferred Stock was as follows:

                                                  Shares Issued
                                                 and Outstanding
                                               --------------------
                                                  December 31,
                                    Authorized ------------------- September 30,
   Series                             Shares     1997      1998        1999
   ------                           ---------- --------- --------- -------------
   A............................... 1,000,000  1,000,000 1,000,000       --
   B............................... 3,220,000  3,220,000 3,220,000       --
   C............................... 2,750,000         -- 2,644,241       --
   Undesignated.................... 1,030,000         --        --       --
                                    ---------  --------- ---------      ---
   Total preferred stock........... 8,000,000  4,220,000 6,864,241       --
                                    =========  ========= =========      ===

 Preferred Stock

   The Company's Certificate of Incorporation was amended to authorize 5,000,000 shares of preferred stock upon reincorporation in Delaware in July 1999.

 Common Stock

   In July 1996, 7,400,000 shares of common stock were issued to the Company's three founders, one of whom subsequently left the Company, at $0.005 per share in exchange for cash, software architecture technology ($10,000), debts owed by the Company ($15,914) to the founders and stockholder notes receivable ($11,086). The notes accrued interest at a rate of 7% per year and were due and payable on July 15, 2005, with interest payable annually. The outstanding shares were subject to certain transfer restrictions through June 1999. These shares are subject to repurchase at the issuance price upon the occurrence of certain events, including termination of employment. The Company's right of repurchase expires ratably over four years. In June 1997, 2,000,000 shares issued to a founder who left the Company were repurchased. At December 31, 1998 and September 30, 1999, 5,400,000 shares issued to the two remaining founders remain outstanding and 1,996,876 shares and 956,250 shares, respectively remain subject to repurchase. The two remaining founders each hold 2,700,000 shares which have the same material terms.

   In April 1999, the Company's Board of Directors approved a two-for-one split of the Company's common stock. The stock split became effective with the approval of the Amended and Restated Certificate of Incorporation by the state of Delaware in connection with the Company's reincorporation. In addition, each

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)

share of the Company's preferred stock was convertible into two shares of common stock. All share and per share amounts in the accompanying consolidated financial statements have been adjusted retroactively.

   In July 1999, the Company completed an initial public offering of 4.6 million shares, including 600,000 over-allotment shares at $15.00 per share. Net proceeds from the offering were $62.7 million. Upon the closing of the initial public offering, 6,923,507 shares of the Company's convertible preferred stock were automatically converted into 13,847,014 shares of common stock.

 Stock Option Plans

   During 1996, the Company adopted the 1996 Stock Option Plan ("1996 Option Plan"). Under the 1996 Option Plan, an aggregate of up to 7,200,000 shares of the Company's common stock may be granted to directors, employees, and certain consultants. During 1998, the board of directors approved the increase of options available under the 1996 Option Plan by 3,303,000 shares. In July 1999, the Company adopted the 1999 Amended and Restated Equity Incentive Plan ("Employee Option Plan"). The Employee Option Plan increases the authorized shares under the Company's existing stock option plan from 10,503,000 to 11,358,170. Under the Employee Option Plan, options to purchase common stock may be granted at no less than 85% of the fair value on the date of the grant (110% of fair value in certain instances), as determined by the board of directors. Options generally vest and become exercisable as to 25% of the shares one year from the date of grant and the balance in monthly increments over the subsequent three years of service. Options have a maximum term of 10 years. Certain stock options ("Performance Options") issued under the Employee Option Plan vest over a time period determined by the board of directors; however, the vesting could be accelerated based on achievement of certain performance criteria. As of December 31, 1998, the board of directors has granted Performance Options to purchase 492,000 shares of common stock to certain employees at an exercise price equal to the fair market value on the date of grant. For the nine months ended September 30, 1999, the Company granted performance options to purchase 262,000 shares of common stock. These options vest in seven years, but the vesting could be accelerated based on the achievement of the performance criteria. The accelerated vesting schedule provides that the grants will vest ratably over a 48 month term.

   In July 1999, the Company adopted the 1999 Nonemployee Directors' Equity Incentive Plan ("Directors' Plan") to provide for the automatic grant of options to purchase shares of common stock to the Company's nonemployee directors who are not any of the Company's affiliates' employees or consultants ("Nonemployee Director"). The Directors' Plan is administered by the Board, and may be delegated to a committee.

   The aggregate number of shares of common stock that may be issued under the Directors' Plan is 300,000 shares. Under the terms of the Directors' Plan, as of the initial public offering, each Nonemployee Director, and each person who is thereafter elected or appointed for the first time to be a Nonemployee Director automatically shall, upon the date of his or her initial election or appointment to be a Nonemployee Director by the Board or stockholders, be granted an option to purchase 5,000 shares of common stock. In addition, commencing with the third regular meeting subsequent to the date of each Nonemployee Directors' initial grant under the Directors' Plan, each person who is then serving as a Nonemployee Director automatically shall be granted an option to purchase 2,000 shares of common stock. The exercise price of the options granted under the Directors' Plan will be equal to the fair market value of the common stock on the date of grant. Options granted under the Directors' Plan vest and become exercisable immediately. There have been no grants under the Directors' Plan through September 30, 1999.

 Employee Stock Purchase Plan

   In July 1999, the Company adopted the 1999 Employee Stock Purchase Plan ("Purchase Plan") covering the aggregate of 600,000 shares of common stock. Under the Purchase Plan, the Board of Directors or a

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)

committee may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. There have been no shares issued under the Purchase Plan.

   In the event of certain changes in control, the Board of Directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor corporation, or that such rights may continue in full force and effect, or that all sums collected by payroll deductions be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's discretion or when all of the shares reserved for issuance under the Purchase Plan have been issued.

   A summary of activity under the Employee Option Plan is as follows:

                                         Options Outstanding
                            Shares    --------------------------   Weighted-
                          Available   Number of       Price         Average
                          for Grant     Shares      Per Share    Exercise Price
                          ----------  ----------  -------------- --------------
  Authorized............   7,200,000          --  $           --    $    --
  Granted...............    (380,000)    380,000  $        0.025    $ 0.025
                          ----------  ----------
Balance at December 31,
 1996...................   6,820,000     380,000  $        0.025    $ 0.025
  Granted...............  (5,040,000)  5,040,000  $  0.025-$0.05    $ 0.032
  Exercised.............          --      (1,000) $         0.25    $  0.25
  Canceled..............     400,000    (400,000) $  0.025-$0.05    $ 0.038
                          ----------  ----------
Balance at December 31,
 1997...................   2,180,000   5,019,000  $  0.025-$0.05    $ 0.029
  Authorized............   3,303,000          --  $           --    $    --
  Granted...............  (3,030,896)  3,030,896  $   0.05-$1.00    $  0.62
  Exercised.............          --  (1,064,748) $  0.025-$1.00    $ 0.035
  Canceled..............     511,500    (511,500) $   0.05-$0.35    $  0.13
                          ----------  ----------
Balance at December 31,
 1998...................   2,963,604   6,473,648  $  0.025-$1.00    $ 0.305
  Authorized............     855,170          --  $           --    $    --
  Granted...............  (2,577,250)  2,577,250  $ 1.50-$50.938    $10.987
  Exercised.............          --  (1,052,397) $ 0.025-$15.00    $ 0.079
  Canceled..............      64,226     (64,226) $  0.05-$15.00    $ 7.416
                          ----------  ----------
Balance at September 30,
 1999...................   1,305,750   7,934,275  $0.025-$50.938    $ 3.746
                          ==========  ==========

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)


   The following table summarizes information concerning options outstanding and exercisable at September 30, 1999:

                                   Options Outstanding            Options Exercisable
                          ------------------------------------- ------------------------
                                                    Weighted-
                                                     Average
                                      Weighted-     Remaining               Weighted-
                          Number of    Average     Contractual  Number of    Average
Range of Exercise Prices   Shares   Exercise Price     Life      Shares   Exercise Price
------------------------  --------- -------------- ------------ --------- --------------
                                                    (in years)
$0.025-$0.05............  3,086,715    $ 0.041         7.87       794,268     $0.041
$0.35-$1.00.............  2,339,910    $ 0.765         8.97       374,597     $0.620
$1.50-$5.00.............  1,477,300    $ 2.734         9.38        14,375     $ 1.50
$15.00-$50.938..........  1,030,350    $23.072         9.81         3,550     $15.00
                          ---------                             ---------
$0.025-$50.938..........  7,934,275    $ 3.746         8.73     1,186,790     $0.286
                          =========                             =========

 Deferred Compensation

   The Company has recorded deferred compensation charges of approximately $2,293,000 for the year ended December 31, 1998 and $11,318,000 for the nine months ended September 30, 1999, for the difference between the exercise price and the deemed fair value of certain stock options granted by the Company. These amounts are being amortized as charges to operations, using the graded method, over the vesting periods of the individual stock options, generally four years. Under the graded method, approximately 59%, 25%, 12% and 4%, respectively, of each option's compensation expense is recognized in each of the four years following the date of grant.

 Pro Forma Disclosure of the Effect of Stock-Based Compensation

   The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   The fair value of each option grant prior to the initial public offering was estimated on the date of grant using the minimum value method. Options granted subsequent to the initial public offering were valued using the Black-Scholes valuation model. The following weighted average assumptions were used:

                                               December 31,      September 30,
                                               ---------------   --------------
                                                1996     1997     1998    1999
                                               ------   ------   ------  ------
   Expected dividend yield....................      0%       0%       0%      0%
   Risk-free interest rate....................    6.0%     6.0%    5.40%   5.74%
   Expected life of option in years...........    4.0      4.0     4.21     4.0
   Volatility.................................      0%       0%       0%     60%

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)


   If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for awards under this plan consistent with the method provided for under FAS 123, then the Company's net loss and loss per share would have been as indicated in the pro forma amounts below:

                                        Years ended             Nine months
                                       December 31,         ended September 30,
                                   -----------------------  -------------------
                                   1996    1997     1998           1999
                                   -----  -------  -------  -------------------
                                   (in thousands, except per share amounts)
   Net loss as reported..........  $(276) $(2,059) $(5,832)      $(27,265)
   Pro forma net loss............   (276) $(2,064) $(5,869)      $(28,184)
   Net loss per share as
    reported, basic and diluted..    N/A  $ (2.14) $ (1.65)      $  (2.17)
   Pro forma net loss per share..    N/A  $ (2.15) $ (1.66)      $  (2.25)

   The weighted average fair value of options granted to employees during the years ended December 31, 1996, 1997 and 1998, were approximately $0.005, $0.005 and $0.125, respectively, and $5.7034 during the nine months ended September 30, 1999.

   For purposes of pro forma disclosures, the minimum value of the stock grants and stock options is deemed amortized over the grant vesting period. Because FAS 123 is applicable only to options granted since inception its pro forma effect will not be fully reflected until 2001.

 Shares Reserved for Future Issuance

   Common stock reserved for future issuance is as follows:

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
  Employee stock option plan........................   9,437,252    9,240,025
  Directors' option plan............................          --      300,000
  Employee stock purchase plan......................          --      600,000
  Warrants..........................................   1,312,204        3,000
  Conversion of outstanding preferred stock.........  13,728,482           --
                                                      ----------   ----------
    Total common stock reserved for future
     issuance.......................................  24,477,938   10,143,025
                                                      ==========   ==========

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)


11. Segments of an Enterprise and Related Information

   The Company operates in one industry segment. The Company designs, develops and sells Internet Protocol ("IP") telephony systems. The Chief Executive Officer has been identified as the Chief Operating Decision Maker ("CODM") because he has final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about individual components.

   Net revenue for non-U.S. locations is substantially the result of export sales from the U.S. Net revenue by geographic region based on customer location was as follows:

                                                                   Nine months
                                                     Year ended       ended
                                                    December 31,  September 30,
                                                   -------------- --------------
                                                    1997   1998    1998   1999
                                                   ------ ------- ------ -------
                                                          (in thousands)
   Net revenue:
     United States................................ $  213 $ 7,544 $4,775 $14,166
     Other Americas...............................      2      99      4     169
     Europe.......................................     58     740     90   3,947
     Asia.........................................  3,086   6,264  3,879  10,963
                                                   ------ ------- ------ -------
       Total...................................... $3,359 $14,647 $8,748 $29,245
                                                   ====== ======= ====== =======

12. Net Loss Per Share

   The Company follows the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period less outstanding nonvested shares. Outstanding nonvested shares are not included in the computations of basic and diluted net loss per share until the time-based vesting restrictions have lapsed.

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)

   The following table sets forth the computation of basic and diluted earnings per share:

                            Period from
                            July 2, 1996                       Nine months
                           (inception) to    Year ended      ended September
                            December 31,    December 31,           30,
                           -------------- -----------------  -----------------
                                1996        1997     1998     1998      1999
                           -------------- --------  -------  -------  --------
                               (in thousands, except per share amounts)
Net loss (numerator).....     $  (276)    $(2,059)  $(5,832) $(3,650) $(27,265)
                              =======     ========  =======  =======  ========
Shares used in computing
 historical basic and
 diluted net loss per
 share (denominator):
Weighted average common
 shares outstanding......       7,400        6,400    6,248    5,959    14,005
Less shares subject to
 repurchase..............      (7,400)      (5,438)  (2,704)  (2,860)   (1,462)
                              -------     --------  -------  -------  --------
Denominator for
 historical basic and
 diluted net loss per
 share...................         --           962    3,544    3,099    12,543
                              =======     ========  =======  =======  ========
Conversion of preferred
 stock (pro forma).......                            10,504    9,778     9,408
                                                    -------  -------  --------
Denominator for pro forma
 basic and diluted net
 loss per share..........                            14,048   12,877    21,951
                                                    =======  =======  ========
Historical basic and
 diluted net loss per
 share...................         N/A     $  (2.14) $ (1.65) $ (1.18) $  (2.17)
                              =======     ========  =======  =======  ========
Pro forma basic and
 diluted net loss per
 share...................                           $ (0.42) $ (0.28) $  (1.24)
                                                    =======  =======  ========

   Clarent has excluded all convertible preferred stock, warrants for convertible preferred stock and common stock, outstanding stock options and shares subject to repurchase from the calculation of diluted loss per common share because all such securities are anti-dilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share was 9,780,000 for the period from July 2, 1996 (inception) to December 31, 1996, 19,297,000 and 24,158,334 for the years ended December 31, 1997 and 1998, respectively, and 22,128,593 and 9,396,775 for the nine months ended September 30, 1998 and 1999, respectively.

13. Quarterly Financial Information (Unaudited)

   Summarized quarterly financial information for 1998 and the nine months ended September 30, 1999 is as follows:

                                        Fiscal Year 1998 Quarter Ended
                                   -------------------------------------------
                                   March 31  June 30  September 30 December 31
                                   --------  -------  ------------ -----------
                                     (in thousands, except per share data)
   Net revenue.................... $ 2,396   $ 3,083    $ 3,269      $ 5,899
   Gross margin ..................   1,616     1,687      1,800        2,891
   Loss from operations...........    (284)   (1,202)    (2,118)      (2,220)
   Net loss.......................    (324)   (1,302)    (2,024)      (2,182)
   Basic and diluted net loss per
    share......................... $ (0.14)  $ (0.46)   $ (0.50)     $ (1.65)

                                                 Fiscal Year 1999 Quarter Ended
                                                 -------------------------------
                                                 March 31 June 30   September 30
                                                 -------- --------  ------------
                                                   (in thousands, except per
                                                          share data)
   Net revenue..................................  $6,714  $  9,304    $13,227
   Gross margin.................................   3,433     5,158      7,792
   Loss from operations.........................  (5,495)  (17,390)    (4,866)
   Net loss.....................................  (5,479)  (17,564)    (4,222)
   Basic and diluted net loss per share.........  $(1.00) $  (2.73)   $ (0.17)

                              CLARENT CORPORATION

    (Information for the nine months ended September 30, 1998 is unaudited)


14. Subsequent Event (Unaudited)

   On October 25, 1999 the Company issued 43,487 shares of Common Stock to three private investors in connection with the acquisition of all outstanding stock of Global Media Concept, N.V. This business combination will be accounted for using the purchase method.

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